UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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2017 Notice of Annual Meeting to Stockholders and Proxy Statement

PLAN | INVEST | PROTECT

VOYA FINANCIAL

April 7, 2017

Dear Fellow Stockholders:

You are cordially invited to attend the annual meeting of stockholders of Voya Financial, Inc. (the “Company”), on Thursday, May 25, 2017, at 11:00 a.m., Eastern Daylight Time. The annual meeting of stockholders will be held as a virtual meeting only, accessible at the following website address: www.virtualshareholdermeeting.com/VOYA2017. The enclosed notice of annual meeting and proxy statement describe the items of business that we will conduct at the meeting and also provide you with important information about our Company, including our practices in the areas of corporate governance and executive compensation. I strongly encourage you to read these materials and then to vote your shares.

Executing our Strategy in a Changing Environment

2016 saw many macroeconomic and political shifts, including United Kingdom’s “Brexit” referendum and the presidential and congressional elections in the U.S. These events had significant impacts on the macroeconomic environment, particularly on interest rates and equity markets, and brought uncertainty on the regulatory front. Against this changing backdrop, we have remained disciplined and focused on achieving our 2018 ROE target that we set forth in our 2015 Investor Day. We have also continued to focus on maintaining our robust capital position and providing value to stockholders through share repurchases. Looking forward to 2017, we plan to continue to execute towards our 2018 goal, while remaining nimble and responsive to macroeconomic, political and regulatory changes.

Board Risk Oversight

The rapidly shifting environment makes risk management a key imperative for us, and the Board has spent a significant amount of time monitoring the management of our risks in 2016. We describe in detail on page 10 of this proxy statement the oversight of the risks by the Board committees. The Board and committees regularly receive and review detailed reports from management on the relevant risks and assess the risks against pertinent metrics. The charters for the committees, which can be found on our investors’ website, also charge the committees to coordinate with each other in carrying out their oversight of risk assessment. The Board is routinely updated on risk trends, changes to previously identified risks as well as emerging risks.

Listening to our Stockholders

Our Board values the open communication that we have established with our stockholders. In 2016, we expanded our stockholder engagement program and reached out to stockholders holding 61% of our then outstanding shares. The full scope of investor perspectives that we gather through this process is reported to the Board and integrated into the Board’s decision-making processes. Many of the changes that we implemented in 2016 on our compensation programs are consistent with themes identified in our conversations with stockholders. We believe the two-way dialogue with our stockholders through these engagement efforts build informed relationships that promote transparency and accountability, by deepening our Board’s understanding of stockholder concerns, and providing stockholders with insight into our Board’s processes.

Enhancing Disclosure to our Stockholders

We have modified our proxy statement this year with what we hope are concise and transparent explanations of our governance practices and compensation programs. You will see starting on page 21 of this proxy statement that we made several changes in the CD&A, including a new one-page roadmap which summarizes the section and is intended to help the reader navigate the section, a new section on compensation changes we made in 2016 as well as a new section on why we have chosen our compensation metrics. We hope these enhancements will improve the readability of our proxy statement and help you be informed about the matters that are brought before the stockholders at the annual meeting. We are committed to maintaining a constructive and open dialogue with our stockholders, and we view these improvements on the proxy statement as an important part of this commitment to you.

On behalf of the Board and the management team, I would like to thank you for your continuing investment and support of Voya Financial.

Very truly yours,

Rodney O. Martin, Jr.

Chairman and Chief Executive Officer

Voya Financial, Inc.

Notice of 2017 Annual Meeting of Stockholders

Time and Date	11:00 a.m., Eastern Daylight Time, on Thursday, May 25, 2017

Meeting website address	www.virtualshareholdermeeting.com/VOYA2017

Items of Business	• Election of ten directors to our board of directors for one-year terms

• An advisory vote to approve executive compensation

• Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017

• Transaction of such other business as may properly come before our 2017 Annual Meeting of Stockholders

Record Date

The record date for the determination of the stockholders entitled to vote at our Annual Meeting of Stockholders, or any adjournments or postponements thereof, was the close of business on March 27, 2017

Your vote is important to us. Please exercise your right to vote.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on May 25, 2017. Our Proxy Statement, 2016 Annual Report to Stockholders and other materials are available at www.proxyvote.com.

By Order of the Board of Directors,
Jean Weng
Senior Vice President, Deputy General Counsel and Corporate Secretary
April 7, 2017

Executive Summary

This summary highlights certain information contained elsewhere in our proxy statement. You should read the entire proxy statement carefully before voting. Please see the Glossary at the end of this proxy statement for a list of certain defined terms used throughout this proxy statement.

Matters to be Voted on at our 2017 Annual Meeting:

	Matter	Board Recommendation	See This Page for More Information

1.	Election of directors	FOR each Director Nominee	2

2.	Advisory vote on the approval of executive compensation	FOR approval	21

3.	A vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2017	FOR approval	61

Our proxy statement contains information about the matters to be voted on at our 2017 Annual Meeting of Stockholders (which we refer to in this proxy statement as the “Annual Meeting”), as well as information about our corporate governance practices, the compensation we pay our executives, and other information about our Company. Our principal executive offices are located at 230 Park Avenue, New York, New York, 10169.

Please note that we are furnishing proxy materials to our stockholders via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce our impact on the environment. A Notice of Internet Availability of Proxy Materials, which contains instructions about how to access our proxy materials and vote online or by mail, will be mailed to our stockholders beginning on April 7, 2017.

Your vote is important. Please exercise your right to vote.

Part I: Corporate Governance

Agenda Item 1: Election of Directors

Our board consists of ten directors, who, pursuant to our Amended and Restated Certificate of Incorporation, are elected annually by our stockholders for one-year terms. Currently, our board consists of nine independent directors and our CEO (who also serves as chairman of the board). Frederick S. Hubbell, one of the nine independent directors, is currently our Lead Director.

At our Annual Meeting, our stockholders will be asked to elect the ten members of our board of directors.

Board Recommendation: Our board of directors unanimously recommends that our stockholders elect each of our Director Nominees described below under “—Our Director Nominees”.

OUR DIRECTOR NOMINEES

Evaluation of our Director Nominees

The Nominating and Governance Committee of our board of directors has responsibility for evaluating potential candidates for membership on our board and for recommending to our board the ten individuals who will become the Company’s nominees for director (who we refer to in this proxy statement as “Director Nominees”).

In identifying and recommending director candidates, the Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, including that candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills. The Committee also considers whether nominees have demonstrated a commitment to devote the time required for board duties, including attendance at meetings; whether they possess a team-oriented ethic consistent with the Company’s values; and whether they are committed to the interests of all stockholders as opposed to those of any particular constituency.

The Committee’s assessment of the overall composition of the board encompasses consideration of diversity (four of our nine independent directors are women), age (three of our nine independent directors are under age 60), skills and significant experience and prominence in areas of importance to the Company.

Experience and Qualifications of our Director Nominees

• Corporate Governance	• Gender and Ethnic Diversity
• Current and Former CEOs	• Age Diversity
• Risk Management	• Marketing
• Technology	• Extensive Financial Services Industry Experience

Our Nominating and Governance Committee does not set specific minimum qualifications that directors must meet in order for the Committee to recommend them to our board, but specific characteristics considered by the Committee when evaluating candidates for the board include:

•	whether the candidate possesses significant leadership experience;
•	the candidate’s accomplishments and reputation in the business community;
•	whether the candidate is financially literate or has other professional business experience relevant to an understanding of our business; and
•	whether the nominee is independent for purposes of the New York Stock Exchange (“NYSE”) listing rules.

Consideration of Stockholder Nominees

It is the policy of the Nominating and Governance Committee to consider candidates recommended by stockholders in the same manner as other candidates. Stockholders wishing to submit potential director candidates for consideration by our Nominating and Governance Committee should submit the names of their nominees, a description of their qualifications and background, and the signed consent of the nominee to be so considered, to our Nominating and Governance Committee, care of the Corporate Secretary, Voya Financial, Inc., 230 Park Avenue, New York, New York 10169. For more information on how and when to submit a nomination, see “Part V: Other information—Frequently asked questions about our Annual Meeting—How do I submit a stockholder proposal for the 2018 Annual Meeting?”.

The Nominees

The following table sets forth our Director Nominees, their ages, their status as “independent” for purposes of NYSE listing rules, their board and business experience.

Name	Age	Independent	Director Since	Occupation	Other Public Company Boards
Lynne Biggar	54	Yes	2014	Chief Marketing and Communications Officer, Visa Inc.	None
Jane P. Chwick	54	Yes	2014	Director	• MarketAxess
Ruth Ann M. Gillis	62	Yes	2015	Director	• KeyCorp. • Snap-On Inc.
J. Barry Griswell	67	Yes	2013	Director	• Herman Miller, Inc. • Och-Ziff Capital Management Group
Frederick S. Hubbell (Lead Director)	65	Yes	2012	Director	• Macerich Company
Rodney O. Martin, Jr.	64	No	2011	Chairman of the Board and CEO, Voya Financial, Inc.	None(1)
Byron H. Pollitt, Jr.	65	Yes	2015	Director	None
Joseph V. Tripodi	61	Yes	2015	Chief Marketing Officer, The Subway Corporation	None
Deborah C. Wright	59	Yes	2014	Director	• Time Warner Inc. • Citigroup Inc.
David Zwiener	62	Yes	2013	Operating Executive, The Carlyle Group	• The Bank of N.T. Butterfield & Son Limited
(1)	Mr. Martin is also a director of two of our wholly owned subsidiaries, Voya Retirement Insurance and Annuity Company and Voya Insurance and Annuity Company, each of which is a Securities and Exchange Commission (“SEC”) registrant.

If elected by our stockholders, the ten Director Nominees, all of whom are currently members of our board, will serve for a one-year term expiring at our 2018 Annual Meeting of Stockholders. Each duly elected director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

Each of our Director Nominees has been approved and nominated for election by our board. All of our directors are elected by majority vote of our stockholders, excluding abstentions.

Below is biographical information about our Director Nominees. This information is current as of the date of this proxy statement and has been confirmed by each of the Director Nominees for inclusion in this proxy statement.

Lynne Biggar

Lynne Biggar has been a director of the Company since October 2014. Ms. Biggar is the Executive Vice President and Chief Marketing and Communications Officer of Visa Inc. Prior to joining Visa in February 2016, Ms. Biggar was the Executive Vice President of Consumer Marketing + Revenue at Time Inc. since November 2013. Prior to that, Ms. Biggar served as Executive Vice President & General Manager of International Card Products + Experiences for American Express beginning in January 2012. From August 2009 to January 2012, Ms. Biggar served as Executive Vice President & General Manager of the Membership Rewards and Strategic Card Services group at American Express. Prior to that, Ms. Biggar led American Express’ consumer travel business from January 2005 to July 2009. Before joining American Express in 1992, Ms. Biggar held various positions in international strategy and marketing. Ms. Biggar holds a B.A. from Stanford University and an MBA, Marketing and Organizational Management from Columbia University Graduate School of Business.

Qualifications

Ms. Biggar has been selected as a Director Nominee in light of her extensive experience in brand development, marketing and strategic growth of several large public companies.

Jane P. Chwick

Jane P. Chwick has been a director of the Company since May 2014, and serves as the Chairman of our Technology, Innovation and Operations Committee. Ms. Chwick retired as the Co-Chief Operating Officer of Technology for The Goldman Sachs Group, Inc. in 2013, where she was employed in increasingly senior positions from 1983 until 2013. Ms. Chwick serves on the boards of MarketAxess Holdings, Inc. and the Queens College Foundation. Ms. Chwick holds a bachelor’s degree in Mathematics from Queen’s College and a Masters of Business Administration in Management Sciences and Quantitative Methods from St. John’s University.

Qualifications

Ms. Chwick has been selected as a Director Nominee in light of her experience as chief operating officer of a major function within a global financial institution, and her experience in technology, strategy, risk management and operations.

Ruth Ann M. Gillis

Ruth Ann M. Gillis has been a director of the Company since July 2015. Ms. Gillis retired in 2014 as the Executive Vice President and Chief Administrative Officer of Exelon Corporation and president of Exelon Business Services Company. She previously served as Executive Vice President of Exelon’s Commonwealth Edison Company subsidiary as well as Senior Vice President and Chief Financial Officer of Exelon Corporation. Prior to joining Exelon in 1997, Ms. Gillis was Vice President, Treasurer and Chief Financial Officer at University of Chicago Hospitals and Health Systems as well as Senior Vice President and Chief Financial Officer of American National Bank, a subsidiary of First Chicago Corporation. Ms. Gillis also serves on the boards of KeyCorp. and Snap-On Incorporated. In addition, Ms. Gillis serves on the boards of The Goodman Theatre of Chicago, The Lyric Opera of Chicago and The University of Chicago Cancer Research Foundation. Ms. Gillis received a bachelor’s degree in economics from Smith College and an MBA in finance from the University of Chicago Graduate School of Business.

Qualifications

Ms. Gillis has been selected as a Director Nominee in light of her extensive experience in strategy, risk management and operations, her knowledge of accounting and finance and her experience serving as a director of other U.S. public companies.

J. Barry Griswell

J. Barry Griswell has been a director of the Company since May 2013, and serves as Chairman of our Compensation and Benefits Committee. Mr. Griswell is the retired Chairman and Chief Executive Officer of Principal Financial Group, positions he held from 2002 to 2009 and 2000 to 2008, respectively. He remained a non-executive member of Principal Financial Group’s Board of Directors until 2010. Prior to joining Principal Financial Group in 1988, Mr. Griswell served as President and Chief Executive Officer of MetLife Marketing Corporation, a subsidiary of Metropolitan Life Insurance Company. In 2011, Mr. Griswell joined the board of directors of Och-Ziff Capital Management Group, where he serves as Chair of the Compensation Committee, and since 2004 he has been a member of the board of directors of Herman Miller, Inc., where he currently is Chair of the Compensation Committee and a member of the Executive Committee. From 2010 to 2013, Mr. Griswell served as a director of National Financial Partners Corp. From his retirement in 2008 from Principal Financial Group until July 1, 2013, Mr. Griswell served as the head of the Community Foundation of Greater Des Moines, first as President and, from July 2011 until July 2013, as Chief Executive Officer. Mr. Griswell has held leadership positions with several industry trade associations, including ACLI, LIMRA, the Life Underwriting Training Council and LL Global. Mr. Griswell is the co-author of The Adversity Paradox: An Unconventional Guide to Achieving Uncommon Business Success (2009). Mr. Griswell received a B.A. from Berry College and an M.B.A. from Stetson University.

Qualifications

Mr. Griswell has been selected as a Director Nominee in light of his extensive experience in the U.S. retirement and life insurance industry, his financial expertise and his experience serving as a director and officer of other U.S. public companies.

Frederick S. Hubbell

Frederick S. Hubbell has been a director of the Company since 2012. Mr. Hubbell serves as our Lead Director and as Chairman of our Nominating and Governance Committee. During 2012, prior to his appointment to our board of directors, Mr. Hubbell was an independent advisor to ING Group for approximately nine months in its consideration of potential transactions to divest us from ING Group. He served as a member of the Executive Board of ING Group from 2000 to 2006 and was Chairman of Insurance and Asset Management Americas for ING Group from 2004 to 2006. Mr. Hubbell was a member of the Executive Committee of Financial Services International for ING Group from 1999 to 2000 and served as President and Chief Executive Officer of the United States Life and Annuities Operations for ING Group from 1997 to 1999. He became President and Chief Executive Officer of Equitable Life Insurance Company of Iowa in 1989 and Chairman in 1993, and served in both roles until ING Group’s acquisition of Equitable in 1997. Mr. Hubbell was Chairman of Younkers, a retail department store business from 1985 to 1992. He was head of strategic planning of Equitable Life Insurance Company of Iowa from 1983 to 1985. Mr. Hubbell began his career as a lawyer in the United States at Dewey, Ballantine, Bushby, Palmer & Wood LLP from 1976 to 1978 and also practiced at Hughes Hubbard and Reed LLP from 1978 to 1981, and was a partner at Mumford, Schrage, Merriman and Zurek from 1981 to 1983. Mr. Hubbell received his B.A. from University of North Carolina, Chapel Hill in 1973 and his J.D. from University of Iowa in 1976. He serves on the Board of Directors of The Macerich Company and is the Chairman of the Board of the Community Foundation of Greater Des Moines.

Qualifications

Mr. Hubbell has been selected as a Director Nominee in light of his deep understanding of the U.S. insurance business, his background in financial services and his experience serving as a director on the boards of U.S. public companies.

Rodney O. Martin, Jr.

Rodney O. Martin, Jr. has been our chief executive officer and a director of the Company since 2011. Mr. Martin was appointed Chairman of the board of directors upon completion of our initial public offering in May 2013, and also serves as chairman of the board’s Executive Committee. As Chief Executive Officer, Mr. Martin is responsible for the overall strategy and performance of the Company. Mr. Martin began his insurance career as an agent with Connecticut Mutual Life Insurance Company, where, from February 1975 to August 1995, he served in various marketing and management positions. Mr. Martin ultimately advanced to become president of Connecticut Mutual Insurance Services. In 1995, Mr. Martin joined the American General Life Companies as president and chief executive officer where he ran the U.S. life insurance businesses until they were acquired by American International Group, Inc. (“AIG”), in 2001. At AIG, Mr. Martin held positions of increasing responsibility, from chief operating officer of AIG Worldwide Life Insurance, chairman and chief executive officer of American Life Insurance Company, chairman of American International Assurance, and most recently, chairman of AIG’s International Life and Retirement Services businesses until November 2010. Mr. Martin received his bachelor’s degree in business administration from Alfred University in Alfred, N.Y., and is also a Life Underwriter Training Council Fellow. Mr. Martin serves on the Boards of Directors of American Council of Life Insurers and has served on the Board of Directors of LIMRA.

Qualifications

Mr. Martin has been selected as a Director Nominee in light of his extensive leadership experience within the retirement and life insurance industries, his understanding of the Company’s business and the important role he has played in determining the Company’s strategy and vision as a public company.

Byron H. Pollitt, Jr.

Byron H. Pollitt, Jr. has been a director of the Company since July 2015. Mr. Pollitt was the Chief Financial Officer of Visa Inc. from 2007 to 2015. From 2003 to 2007, Mr. Pollitt served as Executive Vice President and Chief Financial Officer of Gap Inc. From 1990 to 2003, Mr. Pollitt held a number of senior leadership roles at The Walt Disney Company. In addition to serving as Executive Vice President and Chief Financial Officer for Walt Disney Parks and Resorts from 1999 to 2003, Mr. Pollitt also previously served as Senior Vice President and Chief Financial Officer for Disneyland Resort and Vice President of Corporate Planning. In December 2015, Mr. Pollitt was appointed to the Finance Commission of the International Federation of Red Cross and Red Crescent Societies. Mr. Pollitt served on the boards of American Red Cross Bay Area between 2005 and 2014, and Orange County between 1997 and 1999. Mr. Pollitt also serves on the Board of Councilors for the School of Dramatic Arts at the University of Southern California. Mr. Pollitt received a bachelor’s degree in business economics from the University of California-Riverside and an MBA from Harvard Business School.

Qualifications

Mr. Pollitt has been selected as a Director Nominee in light of his deep knowledge of finance and accounting and his extensive leadership experience with U.S. public companies.

Joseph V. Tripodi

Joseph V. Tripodi has been a director of the Company since April 2015. Mr. Tripodi has been the Chief Marketing Officer of The Subway Corporation since December 2015. Prior to that, Mr. Tripodi was the Executive Vice President and Chief Marketing & Commercial Officer of The Coca-Cola Company from 2007 to February 2015. Prior to joining The Coca-Cola Company in 2007, Mr. Tripodi was Senior Vice President and Chief Marketing Officer of Allstate Insurance Company from 2003 to 2007. Mr. Tripodi also previously served as Chief Marketing Officer for The Bank of New York in 2002 and Seagram Spirits & Wine from 1999 to 2002. Prior to joining Seagram, Mr. Tripodi held several marketing roles at MasterCard International, including serving as its Executive Vice President, Global Marketing, Products and Services from 1989 to 1998. Mr. Tripodi holds a B.A. from Harvard College and an M.S. from The London School of Economics.

Qualifications

Mr. Tripodi has been selected as a Director Nominee in light of his extensive experience in marketing, brand development, and customer experience of several large public and private companies.

Deborah C. Wright

Deborah C. Wright has been a director of the Company since May 2014 and serves as the Chairman of our Finance Committee. Ms. Wright served as the Chairman of the Board of Carver Bancorp, Inc. and Carver Federal Savings Bank from 2005 to 2016, as the Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank from 1999 to 2014 and as the President of Carver Bancorp, Inc. and Carver Federal Savings Bank from 1999 to 2005. Ms. Wright was a Senior Fellow in the Economic Opportunity and Markets Program of the Ford Foundation from 2014 to 2016. From 1996 to 1999, Ms. Wright served as the President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation. Ms. Wright is a director of Citigroup Inc. and a director and chairman of the audit and finance committee of Time Warner Inc., and was previously on the board of directors of Kraft Foods Inc. (now Mondelēz International, Inc. and Kraft Foods Group Inc.). Ms. Wright currently serves as director, chairman of the audit committee and member of the executive committee of Memorial Sloan-Kettering Cancer Center. Ms. Wright holds A.B., J.D. and M.B.A. degrees from Harvard University.

Qualifications

Ms. Wright has been selected as a Director Nominee in light of her extensive experience in the financial services industry and her experience on public company boards and audit committees.

David Zwiener

David Zwiener has been a director of the Company since May 2013, and serves as Chairman of our Audit Committee. Since March 2016, Mr. Zwiener has been engaged as an Operating Executive of The Carlyle Group. From January 25, 2015 to March 18, 2016, Mr. Zwiener was Interim CEO at PartnerRe Ltd. Since 2010, Mr. Zwiener has been a Principal in Dowling Capital Partners. Prior to joining Dowling Capital Partners, Mr. Zwiener was Chief Financial Officer of Wachovia Corporation. From 2007 to 2008, he was Managing Director and Co-Head of the Financial Institutions Group at The Carlyle Group. From 1995 to 2007, Mr. Zwiener served in increasingly responsible positions at The Hartford, rising to President and Chief Operating Officer—Property & Casualty. Mr. Zwiener is currently a director of The Bank of N.T. Butterfield & Son Limited, a trustee of the New Britain Museum of American Art and a director of the Hartford Hospital. He previously served as a director of Partner Re, Ltd. (2009-2016), a director of CNO Financial Group (2010-2011), The Hartford (1997-2007) and Sheridan Healthcare, Inc. (1998-2004). Mr. Zwiener received an A.B. degree from Duke University and an M.B.A. from the Kellogg School of Management at Northwestern University.

Qualifications

Mr. Zwiener has been selected as a Director Nominee in light of his extensive experience in the financial services and U.S. insurance industries, his knowledge of finance and accounting and his background as a director and officer of U.S. public companies.

BOARD LEADERSHIP

Our Nominating and Governance Committee has considered the leadership structure of our board, and has determined that it is in the best interest of the Company for the positions of Chief Executive Officer and Chairman to be held by a single individual, Mr. Martin. The Committee made this determination in light of Mr. Martin’s experience with the Company; the nature of the leadership he has demonstrated within our Company and on our board; and the role fulfilled by Mr. Hubbell, our Lead Director, as described below. The Committee believes that this structure is appropriate for us because it allows the individual with primary responsibility for managing the Company’s day-to-day operations, the Chief Executive Officer, to chair regular board meetings and focus the directors’ attention on the issues of greatest importance to the Company and its stockholders while also providing for effective oversight by the board through an independent lead director. It is the policy of our board that, during any period where the Chairman of the board is not “independent” for purposes of the NYSE listing rules, the board will appoint a Lead Director who will be an independent director. Mr. Hubbell is an independent director.

Board Leadership Structure

Under the leadership structure adopted by our board, the Chairman and CEO and the Lead Director have complementary roles. The following table outlines the respective responsibilities held by each:

Chairman and CEO	Lead Director

•    Responsible for managing the Company on a day-to-day basis.

•    Chairs board meetings.

•    Works with Lead Director to set agenda for board meetings.

•    Guides discussions at board meetings.

•    Communicates significant business developments and time-sensitive matters to the board.

•    Sets and leads the implementation of corporate policy and strategy.

•    Interacts daily with the senior leadership of our Company.

•    Meets frequently with clients and stockholders, providing an opportunity to understand and respond to concerns and feedback; and communicates feedback to our board.

•    Chairs annual stockholder meeting.

•    Consults on meeting agendas and schedules of our board of directors.

•    Presides over the executive sessions of our board held by non-management directors without any management director present.

•    Chairs regular board meetings held when the Chairman of our board is absent.

•    Together with the chair of the Compensation and Benefits Committee, coordinates the evaluation of the performance of the CEO by our non-management directors.

•    Serves as a liaison between the non-management members of our board of directors and the Chairman of the board, as a contact person to facilitate communications by our employees, stockholders and others with the non-management directors.

•    Reviews the quality, quantity, appropriateness and timeliness of information provided to our board.

•    Serves as the chairperson of the Nominating and Governance Committee which reviews and approves related party transactions.

•    Oversees the process on CEO succession planning.

BOARD ROLE IN RISK OVERSIGHT

Our board carries out its risk oversight function through its regularly scheduled meetings, through its committees (including the Audit Committee, which consistent with NYSE rules has a central role in risk oversight), and through informal interactions and discussions between our directors and our senior management. In particular, the committees of our board focus on overseeing the following risks:

In addition to the above, the board, through the Nominating and Governance Committee and the Compensation and Benefits Committee, oversees succession planning of our CEO and other senior management members.

The board receives regular reports from the management risk committee of the Company and the Company’s Chief Risk Officer on the Company’s ongoing adherence to the board’s risk-related policies and the status of the Company’s risk management programs.

2016 BOARD MEETINGS

In 2016, our board held nine meetings. Our independent directors also met six times in executive session during 2016, in meetings presided over by Mr. Hubbell, our Lead Director.

No directors attended fewer than 75% of the aggregate number of meetings of the board and of the board committees on which the director served during 2016, the threshold for disclosure under SEC rules.

We encourage our directors to attend each of our annual meetings. In 2016, all of our directors attended the Annual Meeting of Stockholders.

DIRECTOR INDEPENDENCE

As required by NYSE rules, our board of directors considers annually whether each of its members is “independent” for purposes of NYSE rules. Those rules provide that a director is “independent” if our board determines that the director does not have any direct or indirect material relationship with Voya Financial.

Audit Committee Operational Risk: Internal Fraud External Fraud Employment Practices & Workplace Safety Clients, Products & Business Practices Natural Disasters & Public Safety Strategic / Business Risk: Regulatory Financial Reporting Risk Product Distribution Expense Risk Model Risk Compensation and Benefits Committee Strategic / Business Risk: Compensation and Benefits Risk Talent Risk Finance Committee Credit and Counterparty Risk Market Risk Liquidity Risk Insurance Risk Strategic / Business Risk: Ratings Operational Risk: Issues with material effect on capital plan Nominating and Governance Committee Strategic / Business Risk: Environmental and Social Risk Technology, Innovation and Operations Committee Operational Risk: Execution, Delivery & Process Management (encompasses Outsourcing/3rd party vendor risk) Technology & Infrastructure Management (includes IT Risk) Information Risk Voya Board: Strategic/Business Risks (Global Economy, Emerging Risk, Product Pricing, Investor Risk, Suitability Risk) and any other as appropriate

Our board has determined that each of Mses. Biggar, Chwick, Gillis and Wright, and Messrs. Griswell, Hubbell, Pollitt, Tripodi and Zwiener, are independent. This determination was based, in part, on detailed information that each director provided our board regarding his or her business and professional relationships, and those of his or her family members, with Voya Financial and those entities with which we have significant business or financial interactions.

In making its independence determinations, our board considered both the “bright line” independence criteria set forth in NYSE rules, as well as other relationships which, although not expressly inconsistent with independence under NYSE, may nevertheless have been determined to constitute a “material direct or indirect relationship” that would prevent a director from being independent. These included relationships and transactions in the following categories, which our board has deemed immaterial to the Director’s independence due to the nature of the relationship or transaction or the amount involved:

•	Ordinary course customer or client transactions. Ordinary-course transactions between the Company and another entity, where the other entity is our customer or client, or where we are the customer or client of the other entity, and where our director:
¡	is a non-executive director of the other entity (Mses. Chwick and Wright); or
¡	is a less-than-five percent shareholder of the other entity (Mr. Hubbell);

and where the annual payments made or received by the Company do not exceed the greater of $1 million or 2 percent of the other entity’s gross revenues.

•	Ordinary course charitable donations. Charitable donations made in the ordinary course (including through our matching gift program) to a charitable organization of which our director (Messrs. Griswell and Zwiener, and Mses. Biggar, Gillis and Wright) is a board member or trustee, or holds a similar position.

All director nominees are independent except the CEO

BOARD COMMITTEES

Our board of directors has the following standing committees: Audit, Compensation and Benefits, Nominating and Governance, Finance, Technology, Innovation and Operations, and Executive. The current members of the board and the committees of the board on which they currently serve are identified below.

	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee	Finance Committee	Technology, Innovation and Operations Committee	Executive Committee
Rodney O. Martin, Jr. (Chairman of the Board of Directors and CEO)
Frederick S. Hubbell (Lead Director)
Lynne Biggar
Jane P. Chwick
Ruth Ann M. Gillis
J. Barry Griswell
Byron H. Pollitt, Jr.
Joseph V. Tripodi
Deborah C. Wright
David Zwiener
Number of meetings in 2016	10	8	7	4	5	0

= Member

= Chair

Audit Committee

The Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities of the financial reports and other financial information filed with the SEC or provided by us to regulators; our risk and capital profile and policies; our independent auditors’ qualifications and independence; and the performance of our independent auditors and our internal audit function.

See Part III—Audit-Related Matters of this proxy statement for additional information about our Audit Committee.

Compensation and Benefits Committee

The Compensation and Benefits Committee is responsible for annually reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluating his or her performance in light of these goals; determining the compensation of our executive officers and other appropriate officers, and administering our incentive and equity-based compensation plans.

The Compensation and Benefits Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the board of directors or management. With respect to compensation consultants retained to assist in the evaluation of director, chief executive officer or senior executive compensation, this authority is vested solely in the Compensation and Benefits Committee.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying and recommending candidates for election to our board of directors and each committee of our board of directors; reviewing and reporting to the board of directors on compensation of directors and board committee members; and developing, recommending and monitoring corporate governance principles applicable to the board of directors and the Company as a whole.

Finance Committee

The Finance Committee is responsible for reviewing our financial affairs based upon periodic reports and recommendations of our management; monitoring our financial structure and long-term financial plan and recommending appropriate action to our board of directors with respect to financial policies, allocation of capital to our businesses and methods of financing our businesses; monitoring our capital needs and financing arrangements, our ability to access capital markets and management’s financing plans; and reviewing and approving or recommending for approval certain issuances of securities, investments, dispositions and other transactions above certain amounts.

Technology, Innovation and Operations Committee

The Technology, Innovation and Operations Committee is responsible for reviewing technology and innovation strategies and associated budgets; reviewing measurements and tracking systems in place to achieve successful innovation; monitoring existing and future trends in technology and innovation; reviewing technology risk exposures and steps to monitor and control such exposures and reviewing risk management and risk assessment guidelines and policies regarding technology risks.

Executive Committee of the Board

The Executive Committee of the board is responsible for taking action where required in exigent circumstances, where it is impracticable to convene, or obtain the unanimous written consent of, the full board of directors.

STOCKHOLDER ENGAGEMENT

In an effort to continuously improve our corporate governance processes and communications, we developed in 2015 an annual engagement plan to systematically reach out to stockholders and to proactively address issues that are important to our stockholders. We value stockholders’ views and insights and believe that two-way dialogue builds informed relationships that promote transparency and accountability by deepening our board’s understanding of stockholder concerns, and providing stockholders with insight into our board’s processes.

Stockholder Engagement Cycle

In the fall of 2016, we reached out to our top 25 stockholders who owned approximately 124 million shares, or approximately 61% of our then-outstanding common stock, for engagement. We also met with certain of the proxy advisory firms followed by some of our large stockholders. And we engaged with the shareholder proponent that made a proposal at the 2016 annual meeting. The topics that stockholders communicated with us during these engagement meetings include board oversight of firm strategy, compensation metrics, governance practices, philosophy on capital deployment, and disclosure. We shared the feedback from stockholders with the Nominating and Governance Committee and compensation-specific feedback with the Compensation and Benefits Committee. The feedback informed some of the changes that we made this year to our compensation programs. See Part II: Compensation Matters for more details.

SUMMER Our board reviews details of the vote outcomes from the annual shareholders’ meeting. We also review with the board the governance trends and topics of focus from the proxy season generally and practices at our peers. From these reviews, the board considers potential corporate governance or executive compensation changes. We determine and prioritize potential topics for engagement in the fall. FALL We reach out to our shareholders to engage in telephonic or in-person meetings to obtain their feedback on our strategy, governance practices and compensation practices. We also reach out to proxy advisors to obtain more color on their views of our governance and compensation practices. The details of the feedback we obtained are shared with the board. SPRING We publish our proxy statement and reach out to shareholders to answer any questions shareholders may have on the items to be addressed at our annual meeting. We hold our annual shareholders’ meeting which is conducted virtually and therefore easily accessible to all shareholders. WINTER We use the feedback from the engagement to inform and implement changes on governance and compensation practices. We begin drafting the proxy statement and consider disclosure improvements based on shareholder and proxy advisor feedback.

CORPORATE GOVERNANCE BEST PRACTICES

We believe that strong and sustainable corporate governance is essential to the effective oversight of the Company. As such, we continuously review and strive to improve our corporate governance practices. We list below our current key corporate governance practices:

• Proactive stockholder engagement plan	✓

• Annual election of directors	✓

• Majority voting of directors	✓

• Independent directors meet regularly in executive sessions, including with our external auditors	✓

• Annual board and committee self-evaluations	✓

• Annual advisory vote on executive compensation	✓

• Stock ownership requirements for directors and executive officers	✓

• No poison pill	✓

• Director orientation and continuing education	✓

• Anti-hedging and anti-pledging policies for directors and employees (including officers)	✓

• 75% board and committee attendance	✓

BOARD CONTINUING EDUCATION

In 2015, we revised our Corporate Governance Guidelines to encourage directors to attend director continuing education courses by providing reimbursement of such courses sponsored by recognized organizations for up to $15,000 per year per director. In addition to such reimbursement, we provide directly, and with the assistance of outside advisors, presentations to the board on current issues or topics relevant to the board, including corporate governance trends and practices, and external perspectives and views of analysts and investors. For new directors, we provide a half-day orientation where senior management provides detailed presentations on our strategies and operations.

OUR EXECUTIVE OFFICERS

Management of the Company is led by the Management Executive Committee, which comprise of all of the executive officers set forth below. The Management Executive Committee is tasked with setting corporate strategy, managing overall operating performance, building a cohesive culture and establishing our organizational structure. Each member of the Management Executive Committee is also a director of the board of directors of Voya Foundation and Mr. Martin is the chairman of the board of Voya Foundation. See “Corporate Responsibility—Community Investment” for a description of Voya Foundation. The following table presents information regarding our executive officers.

Name	Age	Position
Rodney O. Martin, Jr.	64	Chairman and Chief Executive Officer
Nancy Ferrara	52	Executive Vice President of Operations and Continuous Improvement
Christine Hurtsellers	53	Chief Executive Officer, Investment Management
Carolyn M. Johnson	56	Chief Executive Officer, Annuities and Individual Life
Alain M. Karaoglan	54	Executive Vice President and Chief Operating Officer
Charles P. Nelson	55	Chief Executive Officer, Retirement
Margaret M. Parent.	55	Executive Vice President, Technology, Innovation and Operations
Chetlur S. Ragavan	62	Executive Vice President and Chief Risk Officer
Kevin D. Silva	63	Executive Vice President and Chief Human Resources Officer
Michael S. Smith	53	Executive Vice President and Chief Financial Officer
Patricia J. Walsh	51	Executive Vice President and Chief Legal Officer

Set forth below is biographical information about each of the executive officers named in the table above.

Rodney O. Martin, Jr. has served as Chief Executive Officer and a member of the Board of Directors of Voya Financial, Inc. since April 2011. Additional biographical information regarding Mr. Martin is provided above, under “Our Director Nominees”.

Nancy Ferrara has served as Executive Vice President of Operations and Continuous Improvement of the Company since September 2016. Prior to that, Ms. Ferrara was Senior Managing Director of Operations for Voya. Prior to joining Voya in April 2012, Ms. Ferrara served as Operations Executive of the Financial Services Division at AIG in 2008 and went on to lead divestiture separation teams at AIG from 2009 until 2012. Prior to that, Ms. Ferrara served in a number of senior leadership roles at J.P. Morgan Chase. Ms. Ferrara has an M.B.A. from Hofstra University and a B.A. from Providence College.

Christine Hurtsellers has served as Chief Executive Officer of our Investment Management since September 2016. Prior to that, Ms. Hurtsellers was the Chief Investment Officer of Fixed Income at Voya Investment Management from 2009 to 2016, and prior to that, she was the head of Structured Finance from 2005 to 2008. Ms. Hurtsellers is a board member of Pomona Capital, and a member of the U.S. Treasury Borrowing Advisory Committee. Prior to joining Voya in 2004, Ms. Hurtsellers was a senior portfolio manager at the Federal Home Loan Mortgage Corporation (“Freddie Mac”). Prior to Freddie Mac, she was a portfolio manager at Alliance Capital Management and Banc One, and a client consultant at Pentalpha Capital Group. Ms. Hurtsellers received a B.A. in Finance from Indiana University Kelley School of Business, and holds the Chartered Financial Analyst® designation.

Carolyn M. Johnson has served as Chief Executive Officer of our Annuities and Individual Life since September 2016. Prior to that, Ms. Johnson was the president of Voya’s Annuities business. In addition to her oversight of Annuities, she also previously managed the Tax-Exempt Markets business for Voya. Prior to joining the Company in April 2014, Ms. Johnson served as Executive Vice President and Chief Operating Officer of Protective Life Corporation. Prior to joining Protective in 2004, Ms. Johnson held leadership roles in business, operations and marketing with Bankers Life & Casualty Co. and several Transamerica/AEGON subsidiaries, including Western Reserve Life Assurance Co. of Ohio, Transamerica Occidental Life, Idex Investor Services, Inc., and Aegon Alliances, Inc. Ms. Johnson serves on the boards of the Secure Retirement Institute and Insured Retirement Institute. Ms. Johnson is the Vice Chair for the Financial Literacy Committee of the Secure Retirement Institute. Ms. Johnson earned her Bachelor of Science in Business Administration from California State University, Los Angeles, and has studied executive-level finance at Harvard Business School. She also holds FINRA Series 6 and 63 licenses.

Alain M. Karaoglan has served as Executive Vice President and Chief Operating Officer since September 2012, and from April 2011 to September 2012, Mr. Karaoglan served as Executive Vice President, Finance and Strategy. Mr. Karaoglan is responsible for all of Voya’s ongoing business, which includes the Annuities, Employee Benefits, Individual Life, Investment Management and Retirement segments. He also oversees communications and branding, as well as Voya’s digital organization. Mr. Karaoglan also served as a member of the Board of Directors from April 2011 to April 2013. Prior to joining us, Mr. Karaoglan was Senior Vice President, Divestiture, for AIG from June of 2009 to April 2011. Prior to AIG, from September 2007 to April 2009, Mr. Karaoglan was Managing Director, Equity Research, for Banc of America Securities LLC. From October of 2000 to June 2007, he was Managing Director, North American Equity Research, at Deutsche Bank Securities Inc. Previously, from August 1997 to October 2000, he was an equity research analyst at Donaldson Lufkin & Jenrette after being in investment banking for approximately 10 years (1988-1997) at First Boston Corporation and, as a Managing Director at Bear Stearns, where he advised companies in corporate finance and merger and acquisitions transactions. Mr. Karaoglan received Bachelor’s degrees, both magna cum laude, in business administration and economics from Pepperdine University and received his M.B.A. from Dartmouth College’s Tuck School of Business.

Charles P. Nelson has served as Chief Executive Officer of our Retirement business since May 2015. In this role, Mr. Nelson oversees Tax-Exempt and Corporate Markets and Retail Wealth Management, which comprise the Company’s workplace and individual retirement businesses, including 401(k), 403(b) and 457 plans. Prior to joining the Company, Mr. Nelson was with Great-West from 1983, most recently led the legacy Great-West retirement business of Empower Retirement, a business unit of Great-West Life & Annuity Insurance Company, and prior to that, Mr. Nelson served as President of Retirement Services for Great-West Financial, from 2008 through September 2014. Mr. Nelson served as the past president of the Board of Directors for The SPARK Institute, a trade institute that represents the entire spectrum of defined contribution service providers. Mr. Nelson has been a member of the National Association of Government Defined Contribution Administrators (NAGDCA) since 1985. Mr. Nelson is a graduate of Whitman College with a degree in chemistry and economics. He was appointed to the Whitman College Board of Overseers in 2008.

Margaret M. Parent has served as the Executive Vice President, Technology, Innovation and Operations of the Company since October 2016. Ms. Parent is focused on driving innovation throughout the Company, as well as aligning Voya’s Technology and Operations teams to meet customer needs. Prior to joining Voya in October 2016, Ms. Parent served as Managing Director, Americas head of Corporate Technology, at Deutsche Bank AG from January 2015. Prior to joining Deutsche Bank, Ms. Parent held the title of Managing Director at Credit Suisse AG from December 2013. Ms. Parent’s 33-year career also includes serving in a number of leadership roles at Morgan Stanley spanning 21 years. During her tenure, she held the title of Managing Director and Chief Operating Officer, Global Operations, Technology and Data, as well as Morgan Stanley’s Chief Information Officer, Americas, from 2011 to 2013. Ms. Parent has a Bachelor’s degree in government from Bowdoin College.

Chetlur S. Ragavan has served as Executive Vice President and Chief Risk Officer of the Company since January 2014. In this role, Mr. Ragavan is responsible for overseeing the enterprise-wide and business-level risk monitoring and management program for the Company. Prior to assuming this role, Mr. Ragavan served as the

Chief Risk Officer of Investment Management since April 2008. Prior to joining the Company, Mr. Ragavan served as Managing Director, co-head of the Portfolio Analytics Group for Blackrock Solutions following its merger with Merrill Lynch Investment Managers in October 2006. He began his career at Merrill Lynch in 1980 and has held a number of senior investment and risk management positions within its various subsidiaries. Mr. Ragavan has a B.B.A. in management science from Madurai University and an M.B.A. in finance from the University of Madras, both in India. He also holds an M.S. in computer science from the New Jersey Institute of Technology and the Chartered Financial Analyst® designation.

Kevin D. Silva has served as Executive Vice President and Chief Human Resources Officer of the Company since February 2012. Prior to his current position, from 2009 to 2012, he served as Chief Human Resources Officer at Argo Group International, a global, publicly traded specialty insurance company. Prior to joining Argo, Mr. Silva spent more than 13 years (1996-2009) at MBIA Insurance Corporation where he served as Chief Administrative Officer responsible for the human resources, communications, corporate administration, governmental relations, information resources, facilities, telecommunications, and records-management functions. Mr. Silva has also served in senior human resources leadership roles with Merrill Lynch (1993-1995), MasterCard International (1989-1993), and Pepsi Cola Company (1979-1989). Mr. Silva earned a bachelor’s degree in Communications from St. John’s University and a master’s degree in Psychology from New York University.

Michael S. Smith has served as Executive Vice President and Chief Financial Officer of the Company since November 2016 and is responsible for strategic finance, capital management, actuarial, tax, insurance investments, controllership, financial reporting, procurement, expense management, treasury and investor relations. Prior to becoming CFO, Mr. Smith served as Chief Executive Officer of our Insurance Solutions and Closed Block Variable Annuity business since January 2014. Prior to that, Mr. Smith served as the Executive Vice President and Chief Risk Officer of the Company since December 2012. Mr. Smith joined the Company in May 2009 first as Chief Financial Officer and Chief Insurance Risk Officer of the annuity business and subsequently as Chief Executive Officer of Annuity Manufacturing. Prior to joining the Company, from 1988 to 2009, Mr. Smith was employed by Lincoln Financial Group (“LNC”) where he held several positions, including head of Profitability and Risk Management for Retirement Solutions at LNC, Chief Actuarial Officer for Lincoln National Life, Chief Administrative Officer and Chief Financial Officer for Lincoln Financial Distributors, Inc., Chief Financial Officer and Chief Risk Officer for LNC’s Life and Annuity division and head of customer support for LNC’s Employer Markets division. Mr. Smith holds bachelor’s degrees in Economics and Russian Studies from the University of Michigan. He attained Fellowship in the Society of Actuaries in 1990 and is also a Member of the American Academy of Actuaries. He also attained his CFA Charter holder designation in 2003.

Patricia J. Walsh has served as Executive Vice President and Chief Legal Officer of the Company since September 2015. Prior to joining the Company, Ms. Walsh was Deputy General Counsel and Global Chief Compliance Officer of Cigna Corporation. Ms. Walsh joined Cigna in 2011 as Chief Counsel for Cigna’s U.S. businesses. Prior to Cigna, Ms. Walsh held several leadership roles during her tenure at Massachusetts Mutual Life Insurance, serving as Senior Vice President and Deputy General Counsel for the company, and most recently, as Senior Vice President and Chief of Staff to the Chairman and CEO. Ms. Walsh holds a bachelor’s degree in economics from Mount Holyoke College, a master’s degree in public affairs from Princeton University and a J.D. from Yale Law School.

CORPORATE RESPONSIBILITY

Recognized as a World’s Most Ethical Company

In 2016, we were once again recognized by The Ethisphere Institute as one of the World’s Most Ethical Companies, a recognition we had garnered each year since our IPO. The designation is awarded to organizations that demonstrate a commitment to raising the bar on ethical leadership and corporate behavior. In making its selection, Ethisphere considered our governance structures and policies, as well as our regulatory compliance, litigation and corporate responsibility track records. In addition, they reviewed documentation of our business policies and practice and the training we offer to our employees.

Political Contributions Oversight and Disclosure

Our Nominating and Governance Committee, a committee comprised solely of independent directors, provides oversight of the Company’s political contributions and lobbying expenses. As part of its oversight role, it reviews our political activity policy and monitors our ongoing political strategy as it relates to the overall public policy objectives for the Company. The Committee also reviews an annual report on our political contributions and lobbying expenses. This report is available at investors.voya.com/financial-reporting/annual-reports. Political contributions made by Voya Financial Political Action Committee (PAC) provide a voice for the Company and its employees so that they may participate in the American democratic process. The PAC supports candidates from both major political parties and Independents who understand the importance of helping people responsibly save for retirement and manage their financial assets. PAC disbursement decisions are made by the officers of the PAC consistent with the PAC’s bylaws and based upon a candidate’s state or Congressional district, candidates are vetted by the Company’s Corporate Communications team for public statements inconsistent with the Company’s corporate values. The PAC relies on outside legal expertise to address new or emerging issues and an outside vendor for the administration of the PAC.

Community Investment

We conduct our community investment work through the Voya Foundation whose primary community investment work revolves around children’s education, financial education and employee-giving matched contributions. Since September 2015, which is the beginning of our annual employee giving cycle, we have donated to more than 5,000 nonprofit organizations in the U.S. through our employee giving campaign, including Voya Foundation’s match, resulting in gifts to nonprofits that have exceeded $6 million. Through Voya Foundation, we provide matching contributions to eligible organizations, dollar for dollar, to a maximum one-year total of $5,000 for employees and $25,000 for our senior management and directors. In addition, full-time employees receive 40 hours of paid volunteer-time-away at eligible nonprofits per year and part-time employees receive 20 hours per year. We held our third annual National Day of Service in 2016, during which Voya employees volunteered more than 13,500 hours of community service in just one day.

Environmental Sustainability

We have significantly minimized our impact on the planet since we began measuring and tracking our environmental performance in 2007. The Company has substantially reduced water, energy and paper use across our nine major sites. Our employees have flown and driven millions fewer business miles; and as an organization, we have purchased energy credits for 100 percent of our electricity use, increased recycling, reduced waste, and strengthened our employees’ abilities to be environmental stewards. The following lists our diverse environmental initiatives:

10 Orange Goes Green teams Organic waste composting programs Enterprise-wide, coordinated Earth Week celebrations at major office locations “Green Beam” employee newsletter sporting environment initiatives Energy programs Summer energy program-raised building temperatures Computer Wake-on-LAN programs Computer monitor power-management program Motion-sensing and daylight-harvesting lighting systems Travel-emissions-reduction programs Substitute technology systems such as videoconferencing capability Virtually Orange work-from-home programs Electric vehicle (EV) chargers Paper-reduction programs Enterprise-wide paper purchasing guideline stipulating a minimum of 30 percent recycled content Enterprise-wide paper purchasing guideline of FSC-certified paper Enterprise-wide SmartPrint program Water-reduction program Water-saving fixtures Recycling and reuse programs Bring Your Own Mug (BYOM) programs, significantly decreasing disposable cup usage Office remanufactured furniture and furniture reuse programs Over 25,000 items collected from employees and recycled/donated (e.g., shoes, clothes, cell phones, ink cartridges, eyeglasses, snack bags, beauty items, wrapper, pens, prom dresses) Renewable-energy program Nine years purchasing clean, renewable-energy wind credits Governance and management systems Annual external reporting on reduction metrics: energy, GHGs, waste, paper and travel Data collection systems to support metrics Director of Environment Sustainability position created Green leaders Council composed of senior managers Awards and recognition Newsweek’s Green Rankings #78 Environmental Protection Agency (EPA) Green Power Leadership Club 2008-2015 Professional Recyclers of Pennsylvania, Pennsylvania Waste Watcher Award (2010, 2014) Chester County Green Business Award (Pennsylvania)

Part II: Compensation Matters

Agenda Item 2. An Advisory Vote to Approve Executive Compensation

Section 14A of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) requires that stockholders be given the opportunity to cast an advisory vote on the compensation of our named executive officers, or “NEOs”. Our NEO compensation for 2016 is disclosed and discussed in detail below.

We believe that the success of our business is based on our ability to attract, retain and motivate the executive officers who determine our strategy and provide the leadership necessary to ensure we execute our business plan and drive long-term value creation for our stockholders. To support the achievement of these objectives, we focus our executive compensation programs on the principle of pay-for-performance. Consistent with this principle, our programs condition a significant portion of compensation our executives receive on the achievement of business and individual performance results.

Accordingly, the following resolution will be presented at our Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

This vote is only advisory and will not be binding on the Compensation and Benefits Committee of the board of directors, which is responsible for determining the compensation of our NEOs. The results of the vote will be taken into account, however, by our Compensation and Benefits Committee when considering our compensation policies. We have determined that this vote will occur annually and so the next advisory vote will take place at our 2018 Annual Meeting of Stockholders.

Board Recommendation: Our board of directors unanimously recommends that stockholders vote FOR the resolution approving the compensation paid to the Named Executive Officers.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis describes our compensation objectives, summarizes changes to our executive compensation program and reviews compensation decisions for our NEOs. For 2016, our NEOs were as follows:

Name	Position
Rodney O. Martin, Jr.	Chairman and Chief Executive Officer
Michael S. Smith	Executive Vice President and Chief Financial Officer(1)
Alain M. Karaoglan	Executive Vice President and Chief Operating Officer
Christine Hurtsellers	Chief Executive Officer, Investment Management(2)
Charles P. Nelson	Chief Executive Officer, Retirement

Former Executive
Ewout L. Steenbergen	Former Executive Vice President and Chief Financial Officer(3)

(1)	Mr. Smith was promoted to Executive Vice President and Chief Financial Officer effective November 7, 2016.
(2)	Ms. Hurtsellers was promoted to CEO, Investment Management effective September 1, 2016.
(3)	Mr. Steenbergen was Executive Vice President and Chief Financial Officer until November 6, 2016.

CD&A Roadmap 1. How did we perform? Achieved Ongoing Business Adjusted Operating ROE of 12.3% for 2016, on track to achieve our 2018 ROE target Delivered business growth from strong net flows, distribution expansion and increased productivity Executing our cost savings program on track to save $100 million in annual run rate cost savings in 2018 Achieved strong capital position with excess capital of $941 million at year-end 2016 and repurchased $2.8 billion of common stock since IPO 2. What did we change for 2016? In our long-term incentive program, we added relative total shareholder return versus compensation peer group as a metric, replacing distributable cash flow, which is an absolute metric In our annual incentive program, we added strategic indicators as a metric to provide more balance and broaden the metrics against which performance is measured Extended the measurement period for PSUs from 1 year to 3 years 3. How do we determine pay? Set pay levels commensurate with sustained performance and the need to attract and retain high quality talent Multiple factors are taken into consideration in determining pay, including the alignment of total pay opportunity and pay outcomes with performance, external market data and the advice of the Compensation and Benefits Committee’s independent consultant Design pay programs to reward performance, mitigate risks and align with stockholder interests by having a significant portion composed of long-term incentive awards 4. How did we pay for performance? Pay mix: a significant portion of the NEOs’ variable compensation is in equity in the form of RSUs and PSUs Payouts are fully aligned with our annual and long-term performance Annual incentive payout is at 99% based on performance of four metrics. For details, see p. [].55% of long-term awards are PSUs that vest based on our relative total shareholder return (60%) and Ongoing Business Adjusted Operating ROE (40%) over a 3-year period, therefore the payout of the PSUs is directly impacted by our stock price movements, hence strongly aligned with shareholder interests 5. How do we address risk and governance? Provide an appropriate balance of short- and long-term compensation, with payouts based on our stock price, overall financial performance and individual contribution Follow practices that promote good governance and serve the interests of our stockholders, with a rigorous clawback policy, anti-pledging and anti-hedging policy, and robust stock ownership requirements Subject NEOs to a non-compete the terms of which were thoughtfully designed and will help us attract and retain top talents 6. Why you should approve our say on-pay vote 2016 performance is on track to reach our 2018 ROE goal and continue to support long-term shareholder value 2016 incentive payouts for our NEOs are fully aligned with overall company performance Pay practices are responsive to shareholders and aligned with shareholder interests Pay practices are tied to robust risk management and a strong corporate governance framework

CD&A Roadmap 1. How did we perform Achieved Ongoing Business Adjusted Operating ROE of 12.3% for 2016, on track to achieve our 2018 ROE target Delivered business growth from strong net flows, distribution expansion and increased productivity Executing our cost savings program on track to save $100 million in annual run rate cost savings in 2018 Achieved strong capital position with excess capital of $941 million at year-end 2016 and repurchased $2.8 billion of common stock since IPO 2. What did we change for 2016 In our long-term incentive program, we added relative total shareholder return versus compensation peer group as a metric, replacing distributable cash flow, which is an absolute metric In our annual incentive program, we added strategic indicators as a metric to provide more balance and broaden the metrics against which performance is measured Extended the measurement period for PSUs from 1 year to 3 years 3. How do we determine pay Set pay levels commensurate with sustained performance and the need to attract and retain high quality talent Multiple factors are taken into consideration in determining pay, including the alignment of total pay opportunity and pay outcomes with performance, external market data and the advice of the Compensation and Benefits Committee’s independent consultant Design pay programs to reward performance, mitigate risks and align with stockholder interests by having a significant portion composed of long-term incentive awards 4. How did we pay for performance Pay mix: a significant portion of the NEOs’ variable compensation is in equity in the form of RSUs and PSUs Payouts are fully aligned with our annual and long-term performance Annual incentive payout is at 99% based on performance of four metrics. For details, see p. [].55% of long-term awards are PSUs that vest based on our relative total shareholder return (60%) and Ongoing Business Adjusted Operating ROE (40%) over a 3-year period, therefore the payout of the PSUs is directly impacted by our stock price movements, hence strongly aligned with shareholder interests 5. How do we address risk and governance Provide an appropriate balance of short- and long-term compensation, with payouts based on our stock price, overall financial performance and individual contribution Follow practices that promote good governance and serve the interests of our stockholders, with a rigorous clawback policy, anti-pledging and anti-hedging policy, and robust stock ownership requirements Subject NEOs to a non-compete the terms of which were thoughtfully designed and will help us attract and retain top talents 6.Why you should approve our say on-pay vote 2016 performance is on track to reach our 2018 ROE goal and continue to support long-term shareholder value 2016 incentive payouts for our NEOs are fully aligned with overall company performance Pay practices are responsive to shareholders and aligned with shareholder interests Pay practices are tied to robust risk management and a strong corporate governance framework

1.	How did we perform?

Continued progress towards 2018 ROE target.

We are on track to achieve our 2018 Ongoing Business Adjusted Operating Return on Equity target of 13.5% to 14.5%. Our Ongoing Business Adjusted Operating ROE1 in 2016 was 12.3%, compared to 12.1% in 2015. To achieve the 2018 ROE goal, we have embarked on numerous cost saving, capital and other initiatives. Our cost savings initiatives include consolidating IT platforms, streamlining operations through process digitization, organizational simplification and migrating to cloud environment. We plan to achieve at least $100 million in annual run rate cost savings in 2018 and subsequent years, an increase from our previously announced plans to achieve $30 to $40 million in annual run rate cost savings. Our capital initiatives include executing reinsurance transactions and in-force management, and we are ahead of our plan in executing these initiatives. Finally, we are seeing business growth through the expansion of our retirement distribution reach, growth in net flows and improvement in productivity.

Strong capital position.

We maintained robust capital with excess capital of $941 million at December 31, 2016 and a strong estimated combined risk-based capital ratio of 493% at December 31, 2016, well above our target of 425%. We maintained our debt to capital ratio at 24.4% at December 31, 2016, below our target of 25%, even as we repurchased a significant amount of stock. Our holding company liquidity was $463 million at December 31, 2016, above our 24-month liquidity target of $450 million.

In 2016, we continued to provide value to stockholders by repurchasing $687 million of our common stock, including a $200 million discounted share repurchase transaction announced in the fourth quarter of 2016. Since our IPO and through year-end 2016, we had repurchased $2.8 billion of our common stock.

De-risking actions in our Closed Block Variable Annuity.

Our focus in managing our closed block variable annuity segment is on protecting regulatory and rating agency capital from equity market movements via hedging and judiciously looking for opportunities to accelerate the run-off of the block, where possible. Our goal is to support CBVA with assets at least equal to a CTE95 standard based on the Standard and Poor’s (“S&P”) model, which is an aggregate measure across all of our subsidiaries that have written or provided captive reinsurance for deferred variable annuity contracts. As of December 31, 2016, we held rating agency capital that was sufficient at the S&P CTE95 standard. We continued to accelerate the run-off of this segment in 2016 through policy buyouts to efficiently reduce risk. In the fourth quarter of 2016, we conducted our fourth GMIB enhancement offer to reduce the block. In addition, we plan to offer our first GMIB buyout in the first quarter of 2017 to further accelerate run-off.

[1]	Ongoing Business Adjusted Operating ROE is a non-GAAP financial measure. See Exhibit A.

2.	What did we change for 2016?

2016 Compensation Highlights—What is New in 2016

We made several notable changes to our compensation program in 2016. The changes are a result of our continued transformation to adopt best practices that align with shareholder interest and our strategy, our review of the say-on-pay vote result in the 2016 annual meeting, as well as reflect the feedback we have received from shareholders and proxy advisors in our proactive shareholder outreach program. The key changes in 2016 are described below:

What we changed	Why we made the change

Added relative total shareholder return versus compensation peer group, which replaced distributable cash flow as a metric for the long-term incentive plan

Relative total shareholder return versus compensation peer group provides a direct correlation between total shareholder returns and our compensation decisions, hence strengthening the alignment of our compensation decisions with stockholder interests. We eliminated distributable cash flow from the long-term incentive plan but retained distributable cash flow in the annual incentive plan.

In addition, we believe it is beneficial to incorporate a relative metric to determine awards granted under the long-term incentive plan. Absolute metrics may reflect economic factors or industry-wide trends that are beyond our control, rather than an individual executive’s performance.

Added strategic indicators as a metric for annual incentive plan

The strategic indicators are a portfolio of indicators that drive growth and margin expansion. The indicators include net flows growth, inforce premium growth and cost savings from our Strategic Investment Program that was announced at Investor Day in 2015.

We added this metric to further align compensation decisions with the measures and strategies that will contribute to the achievement of our 2018 ROE target.

We also added this metric to broaden the measurements we use to compensate our senior management and to further ensure that compensation decisions are aligned with our broader performance instead of focusing on select performance metrics.

Extended the performance period against which PSUs will be measured to three years from one year

PSUs granted under the long-term incentive plan are measured by three-year performance, rather than annual performance in each of three years. We made this change so that these awards fully reflect our long-term performance.

What we changed	Why we made the change

Adopted a new broad-based severance plan and non-compete policy

We adopted a new severance plan in 2016 where NEOs (other than our CEO, whose severance arrangements are covered under his employment agreement) are covered under a common severance pay plan that provides severance in a lump sum equal to 1.75x the sum of annual base salary and target annual cash bonus. As a condition to receiving severance, NEOs must agree to a set of restrictive covenants that include non-competition for a period of one year and non-solicitation of employees, agents, customers and prospective customers for a period of one year.

In establishing this new severance plan and non-compete approach, we surveyed our peer group for the best current market practice. We believe the terms of the severance and non-compete are thoughtfully designed and will help us attract and retain top talents.

Significant Compensation and Governance Changes Since our IPO in 2013

The changes we made in 2016 are a continuation of multi-year enhancements to our executive compensation program which strengthened the alignment of pay and performance and included the adoption of more transparent performance metrics. We are a former subsidiary of ING Group and completed our IPO in May 2013. In March 2015, ING Group completed the sale of all of its holding of our common stock. As a result of our history, following the IPO, we were subject to European regulations that limited our ability to fully implement our intended compensation programs. The charts below describe changes implemented prior to 2016 and summarize our executive compensation governance practices.

2013 2014 2015 2016 IPO complete Post-IPO, ING Group still held a significant ownership interest in Voya, and as such, we were subject to European regulations which required the use of RSUs and limited the use of performance units Introduced stock ownership guidelines that require our directors and executives to own significant amounts of stock, including 5x base salary for CEO, 4x base salary for COO and CFO, and 3x base salary for other NEOs. Directors are required to own Voya stock that is 5x annual board cash fees. Adopted anti-hedging and anti-pledging policy for all of our directors and employees ING Group completed its selldown of our common stock Shifted from 100% time-based RSUs to 55% PSUs (where vesting is subject to achievement of performance metrics) and 45% RSUs Adopted a robust clawback policy whereby all performance-based and equity-based compensation is subject to clawback upon restatement or misconduct Adopted non-compete provision in the long-term incentive program whereby non-compliance results in forfeiture of the award Adopted 10b5-1 plan policy that provides clear parameters on when a 10b5-1 plan can be entered into and the terms of the 10b5-1 plan Changed from distributable earnings to distributable cashflow as a metric, and provided detailed calculation in an effort to enhance transparency Added relative total shareholder return versus compensation peer group, which replaced distributable cash flow as a metric for the long-term incentive plan Added strategic indicators as a metric for annual incentive plan Extended the performance period against which PSUs will be measured to three years from one year Adopted a new broad-based severance plan and non-compete policy

Key Compensation-Related Governance Practices

What we do:

✓       Awards in our annual incentive plan are based on key financial measures set at the beginning of the year that we use to determine the success of our business

✓       Individual performance objectives are set at the beginning of the year and reviewed following the conclusion of each year

✓       A majority of ongoing long-term incentive equity grants to our NEOs are performance stock units

✓       The Compensation and Benefits Committee’s independent compensation consultant performs services only for the Committee

✓       Executive perquisites are limited and do not include tax gross-ups

✓       Executives are subject to clawbacks, including no-fault clawbacks in the case of a financial restatement

What we don’t do

❖       No single trigger vesting of change of control benefits

❖       No liberal share recycling for shares used to satisfy tax withholding requirements or tendered in payment of an option exercise price

❖       No excise tax gross-up provisions

❖       No re-pricing of stock options permitted without stockholder approval

What Changes are Planned for the 2017 Compensation Program

Each year, the Compensation and Benefits Committee reviews the design of our compensation elements and makes changes as needed to improve alignment with our guiding principles. In making the changes, the Compensation and Benefits Committee takes into account feedback we have received during its shareholder outreach in the summer and fall months, after the completion of our annual shareholders’ meeting. For the 2017 compensation program, the following changes will be made:

✓       We will replace Ongoing Business Adjusted Operating Earnings in the annual incentive program with consolidated operating earnings per share. We intend for this new metric to broaden the compensation metrics we use and to further incorporate our total company performance into the compensation process.

✓       We will increase the weighting of relative total shareholder return versus peer group, a relative metric, from 40% to 50% in the long-term incentive plan and decrease the weighting on the Ongoing Business Adjusted Operating ROE, an absolute metric and a metric that is also included in the annual incentive plan, from 60% to 50%.

3.	How do we determine pay?

Compensation Principles

The following principles help guide and inform the Compensation and Benefits Committee in delivering effective executive compensation programs that drive performance, mitigate risks and foster the attraction, motivation and retention of top leadership talent to enable us to execute our strategic business plan and ultimately deliver shareholder value.

Attract and retain talent: our success depends on the talents of our employees. Our compensation program needs to be market-competitive in order to attract and retain a talented and diverse workforce. We regularly review peer group compensation data to make competitive and reasonable compensation decisions to help grow and sustain our business in a changing and challenging environment.

Pay for performance: a significant portion of the annual compensation of our executive officers should vary with annual business performance and each individual’s contribution to that performance. The performance metrics and goals are reviewed and challenged by the Compensation and Benefits Committee before they are approved and the goals are rigorous and challenging to motivate and reward stretch performance.

Transparency with and feedback from shareholders: we believe transparency to shareholders relating to our executive compensation program is essential. As such, we are continuously improving the disclosure of our programs for shareholders to have enough information and context to assess the effectiveness of our programs. We proactively engage with shareholders and take actions to improve our compensation programs based on feedback from shareholders.

Integrate risk management and compensation: risk management and clawback policies need to be robust to deter imprudent risk taking. A rigorous annual review of the features of our compensation program that guard against excessive risk-taking is essential.

Elements of Compensation

The following table presents the principal elements of the compensation programs that applied to our NEOs for 2016. The elements of compensation were designed to provide a variety of fixed and at-risk compensation related to the achievement of the Company’s short-term and long-term objectives.

Incentive Type	Compensation Element	Form of Compensation	Performance Metric - 2015	Performance Metric - 2016	Objective/Purpose	Subject to Clawback and Forfeiture	2016 Actions
Fixed	Base salary	Cash	Individual performance goals	Individual performance goals	Compensates NEOs for the day-to-day services performed for the Company. Attracts and retains talented executives with competitive compensation levels.		Base salary largely remained consistent with 2015 other than in connection with increased responsibilities or promotions.

Variable	Annual cash incentive compensation	Cash	Ongoing Business Adjusted Operating Earnings before Income Taxes (35%) Ongoing Business Adjusted Operating Return on Equity (35%) Distributable Cash Flow Before Holding Company Expense (30%)

Ongoing Business Adjusted Operating Earnings before Income Taxes (30%)

Ongoing Business Adjusted Operating Return on Equity (30%)

Distributable Cash

Flow Before Holding Company Expense (30%)

Strategic

Indicators (10%)

Motivates executives to achieve performance goals selected individually based on the Company’s annual business plan.

Promotes differentiation of pay based on business and individual performance and rewards executives for attaining annual objectives.

Yes

Targets were increased for certain NEOs primarily in connection with increased responsibilities or promotions.

Distributable cash flow was above target while Ongoing Business Adjusted Operating Earnings, Ongoing Business Adjusted Operating ROE and strategic indicators were slightly below targets, resulting in a 99% funding.

	Long-term equity-based incentive compensation	Performance Stock Units (55%)	Ongoing Business Adjusted Operating Return on Equity (50%) Distributable Cash Flow Before Holding Company Expense (50%)	Ongoing Business Adjusted Operating Return on Equity (60%) Relative Total Shareholder Return vs. Compensation Peer Group (40%)	Equity-based compensation helps to create a culture focused on long-term value creation and share ownership, and is used to retain executive talent.	Yes	Targets were increased for certain NEOs primarily in connection with increased responsibilities or promotions.
Restricted Stock Units (45%)

Incentive Type	Compensation Element	Form of Compensation	Performance Metric - 2015	Performance Metric - 2016	Objective/Purpose	Subject to Clawback and Forfeiture	2016 Actions
	Performance-vested options (one-time 2015 grant)	Stock options	Ongoing Business Adjusted Operating Return on Equity (100%)	None granted in 2016	Provide a special incentive focused on long-term return on equity goals communicated to investors and appreciation in stock price over the relevant period; the options will only vest upon achievement of specified levels of Ongoing Business Adjusted Operating Return on Equity.	Yes	None

Benefits and Perquisites	Retirement, deferral and health and welfare programs				Address retirement savings and health insurance needs of executives with competitive benefits programs. Aligns with philosophy of attracting and retaining talented individuals.

	Perquisites and other benefits				Aligns with our approach of attracting and retaining talented individuals by offering limited perquisites and other benefits similar to or below those provided by peer companies.

Why we use these metrics

We believe the performance metrics in our compensation program are appropriate to motivate our executives to achieve outstanding short-term results and, at the same time, help build long-term value for shareholders. We describe why we use these metrics in detail below.

Ongoing Business Adjusted Operating Return on Equity

Ongoing Business Adjusted Operating ROE is a particularly important metric for our Company. We introduced the metric and a three year goal of the metric at our IPO in 2013. We reached the original Ongoing Business Adjusted Operating ROE goal set at IPO a year early at the end of 2014 and set a new three-year Ongoing Business Adjusted Operating ROE goal at our Investor Day in 2015. We also announced a $350 million strategic investment program at Investor Day to help us accelerate our growth and reach this goal.

We assign the greatest weight to this metric under our compensation program because it is a metric that we report on at every earnings call and it is recognized and tracked by investors and analysts as a key indicator of our ongoing operational performance and profitability. Ongoing Business Adjusted Operating ROE excludes the effect of period-to-period volatility that can be caused by DAC/VOBA and other intangibles unlocking that are not indicative of the financial performance of our ongoing business and the underlying profitability factors. We believe Ongoing Business Adjusted Operating ROE is a good metric to measure management’s performance and base compensation decisions on because it indicates the underlying financial performance of our ongoing business while excluding items that are not indicative of ongoing trends. In addition, it is a metric on how effectively we use equity capital in our ongoing business and hence is directly aligned with shareholder interests.

Relative Total Shareholder Return versus Compensation Peer Group

We introduced this metric for the 2016 compensation program in order to add a relative performance metric to our program. This metric provides a direct correlation between total shareholder return results and our compensation decisions, hence strengthening the alignment of our compensation decisions with stockholder interests.

Ongoing Business Adjusted Operating Earnings

We believe this metric indicates the financial performance of our ongoing business and the underlying profitability factors, and excludes items that are not indicative of ongoing trends. In particular, this metric excludes the effect of period-to-period volatility that can be caused by DAC/VOBA and other intangibles unlocking that are not indicative of our ongoing performance.

Distributable Cash Flow before Holding Company Expenses

We believe distributable cash flow before holding company expenses is an important metric of our underlying success as it measures how effectively we are generating capital and managing the capital structure of our business. It incorporates our holding company liquidity and the amount of capital above our targeted capital levels that are held at our regulated insurance subsidiaries and is a metric that measures total company results. Distributable cash flow indicates the amount that we have available to return to shareholders in the form of share repurchases and dividends, and hence is an appropriate metric that aligns directly pay and performance with creating shareholder value.

Strategic Indicators

We introduced this metric for the 2016 compensation program in order to broaden the measurements we use to compensate our senior management. The strategic indicators are a portfolio of indicators that drive growth and margin expansion. The indicators include net flows growth, inforce premium growth and cost savings from our strategic investment program. We believe this is a useful compensation metric as it aligns compensation decisions with measures and strategies that will contribute to the achievement of our 2018 ROE goal.

Participants of the Process to Determine Compensation

Compensation and Benefits Committee

The Committee is responsible to our board for:

•	Evaluation of corporate goals and objectives relevant to the compensation of our NEOs as well as individual goals and objectives relevant to the compensation of our CEO;

•	Evaluation of the competitiveness of each NEO’s total compensation package based on market data and experience;

•	Review and approval of the CEO’s compensation based on an evaluation of the CEO’s performance in light of goals and objectives that were approved by the Committee; and

•	Approval of any change to the total compensation package of NEOs, including base salary, annual incentive awards and long-term incentive awards.

Chief Executive Officer

Within the framework of the compensation programs approved by the Compensation and Benefits Committee and based on management’s evaluation of individual performance and potential as well as review of market competitive positions, our CEO recommends the level of base salary, the annual incentive award and the long-term incentive award value for the other NEOs. The Compensation and Benefits Committee reviews our CEO’s recommendations and approves any compensation changes affecting our NEOs as it determines in its sole discretion.

Compensation Consultant

The Compensation and Benefits Committee has retained Pay Governance LLC to serve as its executive compensation consultant. The compensation consultant regularly attended Committee meetings and assisted and advised the Committee in connection with its review of executive compensation policies and practices. In particular, Pay Governance provides market data, trends and analysis regarding our executive compensation in comparison with its peers to assist the Committee in its decision-making process. The Committee reviews and confirms the independence of Pay Governance on an annual basis.

Evaluating Market Competitiveness

Comparison group

In late 2013 the Compensation and Benefits Committee established a comparison group of peer companies, with the assistance and advice of the Company’s management and Pay Governance. The Compensation and Benefits Committee used this comparison group, in part, to evaluate the Company’s compensation policies and practices, and as a means by which to measure the compensation packages of its executives. In establishing the comparison group, the Compensation and Benefits Committee considered certain factors, including whether potential member companies competed with us in the same competitive labor market or in similar lines of business, the potential member company’s market capitalization, and various other factors, including the revenues, workforce size and assets under management or assets under administration of potential member companies.

For 2016, the comparison group of companies considered by the Compensation and Benefits Committee (which we refer to in this CD&A as the “Comparison Group”) included the following companies:

•	Ameriprise Financial, Inc.

•	Eaton Vance Corp.

•	Genworth Financial, Inc.

•	The Hartford Financial Services Group, Inc.

•	Invesco Ltd.

•	Legg Mason, Inc.

•	Lincoln National Corp.
•	Manulife Financial Corp.

•	Metlife, Inc.

•	T. Rowe Price Group, Inc.

•	Principal Financial Group, Inc.

•	Prudential Financial, Inc.

•	Sun Life Financial Inc.

•	Torchmark Corp.

•	Unum Group

Surveys and competitive data

As part of its 2016 compensation review, the Compensation and Benefits Committee also considered compensation data provided by a number of surveys and sources to determine the relative competitiveness of compensation programs as well as competitive levels of pay. These surveys included a diversified study of executive compensation in the insurance industry prepared by Willis Towers Watson (which we refer to as the “Willis Towers Watson Survey”) and a survey of investment management companies prepared by McLagan, a consulting firm that provides market pay and performance information in the financial services industry. For purposes of the McLagan survey, we used the following group of investment and asset management companies (which we refer to in this CD&A as the “IM Comparison Group”):

•	AEGON USA, LLC

•	American Century Investments

•	Babson Capital Management LLC

•	Columbia Management Investment Advisers, LLC

•	Conning Holdings Corp.

•	Delaware Investments

•	Eaton Vance Investment Managers

•	Janus Capital Group

•	Jennison Associates, LLC

•	Loomis, Sayles & Company, L.P.
•	MFS Investment Management

•	Morgan Stanley Investment Management

•	New York Life Investment Management LLC

•	Nuveen Investments

•	Old Mutual Asset Management

•	Oppenheimer Funds, Inc.

•	Principal Global Investors

•	Putnam Investments

•	Trust Company of the West

The Compensation and Benefits Committee takes into consideration the Willis Towers Watson Survey and the McLagan survey when making decisions on base salary, annual incentive and long-term incentive opportunities for NEOs except the CEO. For the CEO, the Compensation and Benefits Committee takes into consideration proxy data of the Comparison Group.

4.	How did we pay for performance?

Pay Mix Shows Significant Pay at Risk. Approximately 90% of the total compensation delivered to our CEO and 85% delivered to our other NEOs in 2016 is at-risk. By at-risk, we mean there is no guarantee that executives will actually realize the originally intended “target” compensation values. This “at-risk” feature demonstrates management’s alignment with shareholders’ interests as the delivery of the at-risk compensation is dependent on performance, including our stock price performance.

Determination of 2016 Compensation

In early 2016, the Compensation and Benefits Committee met multiple times to consider the compensation opportunity that would be provided to the Company’s NEOs and other senior executives during 2016. These considerations included an assessment of the Company’s compensation practices and compensation packages against those of the Comparison Group (and for Ms. Hurtsellers, the IM Comparison Group), including in particular an assessment of the total target compensation opportunity for each NEO. In addition, the Compensation and Benefits Committee considered the vote result of our say-on-pay proposal in 2016 and took into account the outcome of the vote in reviewing our executive compensation programs and policies.

Following the review, the Compensation and Benefits Committee also established, for purposes of the annual cash incentive awards opportunities to the NEOs, performance measures and targets that would apply for the 2016 performance year.

Base salary

Base salary for the NEOs in 2016 stayed largely consistent with 2015 base salary. In the case of Mr. Martin, base salary for 2016 was set forth in his employment agreement and was unchanged from 2015. The base salary for our other NEOs was established after considering several factors, including promotions, the NEO’s experience, the NEO’s responsibilities, the NEO’s 2015 performance, the NEO’s 2015 base salary and the competitiveness of that base salary as compared to internal peers and similarly situated executives at companies that compete with us for executive talent. In the case of Mr. Smith, Mr. Karaoglan and Mr. Nelson, this included consideration of executive compensation paid by certain companies included in the Comparison Group. In the case of Ms. Hurtsellers, this review included Ms. Hurtsellers’ total incentive opportunity as compared to similarly situated executives in the IM Comparison Group. Mr. Martin and Mr. Nelson’s base salaries were unchanged from their respective 2015 salaries. Mr. Smith’s base salary increased from $575,000 to $625,000 in connection with his promotion to Chief Financial Officer. Mr. Karaoglan’s base salary increased from $700,000 to $740,000 to reflect market competitiveness. Ms. Hurtsellers’ base salary increased from $400,000 to $600,000 in connection with her promotion to CEO of Investment Management.

Annual cash incentive compensation

Our annual incentive plan is designed to reward participants based on critical financial results and for their annual contributions to those results. Individual incentive awards are based on an annual evaluation of business performance and each NEO’s individual performance.

The annual incentive compensation payment with respect to 2016 was paid in March 2017. In this CD&A, references to 2016 annual incentive compensation awards are to the annual incentive compensation amounts that were paid to NEOs in March 2017, which were designed to recognize individual, Company and business unit performance during 2016. As described in more detail below, an NEO’s annual incentive award is determined after taking into account the performance of the Company under several financial measures and based on a qualitative assessment of individual performance and other factors considered relevant by the Compensation and Benefits Committee.

The Compensation and Benefits Committee determined 2016 annual incentive compensation for our NEOs by applying a multi-step process:

Each of these steps is described in more detail below:

Step 1: Establishment of Annual Incentive Compensation Target Opportunity and Maximum Award. Each NEO’s 2016 target and maximum annual incentive opportunities were determined under the terms of their respective employment agreements and offer letters, and reviewed by the Compensation and Benefits Committee in early 2016 or in connection with their promotions, with reference to the compensation amounts publicly disclosed by the Comparison Group (with respect to Messrs. Martin, Smith, Karaoglan, and Nelson) or the IM Comparison Group (with respect to Ms. Hurtsellers) to assess competitiveness. The target and maximum annual incentive amounts were considered as one element of our NEOs’ overall total direct compensation opportunity, and, based in part on this review, total direct compensation opportunities were set with reference to median total target compensation as reflected in the comparative data.

1 Target annual incentive opportunity was determined for each NEO in the beginning of the performance year as a % of their base salaries 2 Preliminary payout amounts for each NEO is established, based on target opportunity and Company performance on the four financial metric 3 Based on a qualitative assessment of each NEO’s performance, actual individual payout is determined

Target annual incentive award opportunities for the NEOs in 2016, as a percentage of base salary, were as follows:

2016 Target Annual Incentive Awards
Mr. Martin	200%
Mr. Smith	150%
Mr. Karaoglan	160%
Ms. Hurtsellers	300%
Mr. Nelson	125%

Unchanged from our 2015 approach, the maximum 2016 incentive opportunity was capped at two times the target award opportunity for all NEOs except for Ms. Hurtsellers, whose maximum incentive opportunity was capped at three times the target award opportunity, reflecting market practice among the IM Comparison Group, as reflected in the survey of such companies conducted by McLagan.

Step 2: Establishment of Preliminary Annual Incentive Compensation Amounts. Preliminary annual incentive amounts were determined based on Company performance in 2016 against target performance levels set by the Compensation and Benefits Committee during the first quarter of 2016, based on business forecasts and projections. Achievement against these targets was assessed by the Compensation and Benefits Committee during the first quarter of 2017, following the availability of Company financial information for 2016.

For 2016 annual incentive awards, preliminary annual compensation amounts were based on the target annual incentive compensation amounts for each of our NEOs, and on the Company financial performance under four financial measures: Ongoing Business Adjusted Operating Earnings before Income Taxes, Ongoing Business Adjusted Operating Return on Equity, distributable cash flow before holding company expenses and strategic indicators. Each of Ongoing Business Adjusted Operating Earnings before Income Taxes and Ongoing Business Adjusted Operating Return on Equity is a non-GAAP financial measure. See Exhibit A—Non-GAAP Financial Measures. See Exhibit A—Distributable Cash Flow for a calculation of the distributable cash flow before holding company expenses.

Measure ($ in million)	Weight	Minimum Performance for Payment	Performance for Target Payout	Performance for Maximum Payout	Actual Performance, as Reported	Performance, as Adjusted for Compensation Purposes[2]	Payout as Percentage of Target
Ongoing Business Adjusted Operating Earnings Before Income Taxes	30%	$1,041	$1,301	$1,561	$1,228	$1,222	85%
Ongoing Business Adjusted Operating Return on Equity	30%	10.2%	12.7%	15.2%	12.3%		92%
Distributable Cash Flow Before Holding Company Expense	30%	$250	$500	$750	$600		120%
Strategic Indicators[1]	10%	1.5	3.0	4.5	2.9		96%

Total	100%						99%

[1]	Each strategic indicator is assigned a rating from 1 to 5, a 3 rating indicates that the performance met the target.
[2]	The amount reflects an adjustment to the reported amount, which was determined by the Committee to be not reflective of the ongoing performance of our business.

Step 3: Individual assessment and determination of individual annual incentive award. Following determination of the preliminary annual incentive amounts, the Compensation and Benefits Committee qualitatively assessed each NEO’s performance based on performance objectives that included individualized qualitative performance goals and business line or functional area performance. In the case of NEOs other than Mr. Martin, the views of Mr. Martin with respect to such performance were considered by the Compensation and Benefits Committee as part of this assessment. The results of this assessment were as follows:

Mr. Martin’s key accomplishments for 2016 include:

•	Led the company’s continued improvement on Ongoing Business Adjusted Operating ROE and the continued progress toward the 2018 ROE target

•	Drove multiple initiatives that will enable the company to be simpler and more agile, and achieve higher cost savings

•	Continued to provide value to shareholders by repurchasing $687 million of our common stock

•	Maintained focus on prudent risk management, in particular taking proactive actions to de-risk our CBVA business

•	Continued to foster a culture of diversity, inclusion and equality, for which the Company was recognized externally for our commitment

Mr. Smith was promoted to the role of EVP, Chief Financial Officer in November 2016. Prior to that, he served as CEO of our Insurance Solutions business.

•	In his capacity as CEO of Insurance Solutions, his key accomplishments for 2016 include:

•	Restructured redundant reserve financing which achieved significant cost reductions

•	Restored profit margins within the in-force block

•	Mr. Smith successfully transitioned into the Chief Financial Officer role and key accomplishments in that role include:

•	Concluded 2016 with excess capital of almost $950 million

•	Obtained $100 million of extraordinary dividend approvals from regulators

Mr. Karaoglan’s key accomplishments for 2016 include:

•	Oversaw Retirement’s achievement of significant increases in net flows and deposits

•	Oversaw Investment Management’s strong fixed income results, four collateralized loan obligation issuances and the launch of a new private equity offering

•	Led the combination of Annuities and Individual Life businesses which resulted in operational efficiencies and distribution benefits

•	Drove Employee Benefits’ improved retention and growth in in-force premiums

Ms. Hurtsellers was promoted to the role of Chief Executive Officer, Investment Management in September 2016. Prior to that, she served as Investment Management’s Chief Investment Officer for Fixed Income. Ms. Hurtsellers’ key accomplishments for 2016 include:

•	In her capacity as CIO of Fixed Income, her key accomplishments include:

•	96% of fixed income assets outperformed either benchmark or peer median returns on a three-year basis and 94% of fixed income assets outperformed either benchmark or peer median returns on five-year basis

•	Oversaw increased commercial inflows and increased revenue yields on assets, which resulted in improved direct margins

•	Ms. Hurtsellers successfully transitioned into the Chief Executive Officer, Investment Management and key accomplishments in that role include:

•	Led the strong performance from the senior loan investment and equity platforms

•	Oversaw the general account which exceeded its investment income targets and delivered competitive yields in a challenging interest rate environment

Mr. Nelson’s key accomplishments for 2016 include:

•	Led the efforts that achieved all-time high full-year net flows and all-time high Small/Mid Corporate and Tax-Exempt deposit

•	Led the development and execution of Retirement’s Guaranteed Minimum Interest Rate strategy to address challenges created by sustained low interest rates

•	Oversaw the achievement by Retirement of significant wins in 2016 and was named #1 by Plan Sponsor’s annual survey in the >1 Billion in Plan Assets category

•	Drove participant growth while reducing administrative expenses

Following this assessment, the Compensation and Benefits Committee considered the total 2016 compensation package being proposed for each NEO. Following this review and assessment, the Compensation and Benefits Committee adjusted the annual compensation amount payable to each NEO to between 95% and 122% of the preliminary payout determined pursuant to Step 2, above.

Annual Incentive Compensation Outcomes

The following table presents, for each NEO, the results of the foregoing annual incentive award determination, the target annual incentive compensation for 2016 and the amount of the award paid in the form of cash in March 2017.

Name	2016 Target Annual Incentive	2016 Target Annual Incentive after Applying 99% Company Funding	2016 Actual Annual Incentive Payment	% of Actual Payment to Adjusted Target
Rodney O. Martin, Jr.	$2,200,000	$2,178,000	$2,069,000	95%
Michael S. Smith	$937,500	$928,125	$881,719	95%
Alain M. Karaoglan	$1,184,000	$1,172,160	$1,113,552	95%
Christine Hurtsellers	$1,800,000	$1,782,000	$2,178,000	122%
Charles P. Nelson	$875,000	$866,250	$866,250	100%

Long-term equity-based incentive compensation

Equity compensation is an important element of executive compensation, because it aligns executive pay with the performance of our stock, and in turn the interests of our stockholders. The equity grants for the NEOs include 55% performance stock units and 45% restricted stock units. The size of each award is generally based on each NEO’s individual performance during the year preceding the grant date. We have historically made grants of equity-based awards in March, in respect of prior-year performance.

Grants made in 2016 for 2015 performance

The NEOs’ long-term equity awards granted in 2016 were considered for adjustment, either upwards or downwards, from 2015 levels, based on an assessment of individual performance during 2015.

The following table shows our NEO target long-term equity incentive amounts for 2015, expressed as a percentage of base salary, and based on the evaluations set forth above, the long-term incentive awards that our NEOs received in 2016:

	2016 Target Long-Term Equity Incentive		2016 Long-Term Incentive Awards
	% of base salary	$ amount
Mr. Martin	550%	$5,500,000	$6,400,000
Mr. Smith	250%	$1,439,225	$1,511,186
Mr. Karaoglan	320%	$2,240,000	$2,464,000
Ms. Hurtsellers	188%	$750,000	$800,000
Mr. Nelson	250%	$1,750,000	$1,750,000

Former Executive
Mr. Steenbergen	210%	$1,312,500	$3,378,125	*

*	Forfeited upon departure.

Although these amounts were granted in respect of 2015 performance, because of the rules of the Securities and Exchange Commission governing the presentation of executive compensation in proxy statements, such amounts appear in the “—Summary Compensation Table” and other tables below under “—Compensation of Named Executive Officers” as compensation for 2016, because such awards were granted during 2016. Our equity-based awards granted under the Omnibus Plan are calculated and communicated to our NEOs based on various internal factors and qualifications, and are similar to award measurements used by companies that compete with us for executive talent. These internally communicated amounts do not necessarily reflect the “grant date fair value” of these awards (computed in accordance with FASB ASC Topic 718) which are required to be included in the “—Summary Compensation Table” below.

Grants made in 2017 for 2016 performance

For each of our NEOs other than Mr. Martin, target long-term equity awards with respect to 2016 performance were set or reviewed by the Compensation and Benefits Committee during 2016, with reference to the survey and competitive data described above. The target long-term equity incentive amounts were considered as one element of our NEOs’ overall total direct compensation opportunity, and, based in part on this review, total direct compensation opportunities were set with reference to median total target compensation as reflected in the comparative data. For equity awards granted in respect of 2016 performance, we made grants on February 22, 2017. In 2017, long-term incentive awards to our NEOs were made on the basis of an evaluation of individual performance during 2016, which evaluations are described above under “Step 3” of Annual Incentive Compensation determination process.

The following table shows our NEO target long-term equity incentive amounts for 2016, expressed as a percentage of base salary, and based on the evaluations set forth above, the long-term incentive awards that our NEOs received in 2017:

	2017 Target Long-Term Equity Incentive		2017 Long-Term Incentive Awards
	% of base salary	$ amount
Mr. Martin	630%	$6,300,000	$6,615,000
Mr. Smith	285%	$1,781,250	$1,870,313
Mr. Karaoglan	320%	$2,376,000	$2,494,800
Ms. Hurtsellers	250%	$1,500,000	$1,575,000
Mr. Nelson	250%	$1,750,000	$1,925,000

Although these amounts were granted in respect of 2016 performance, because of the SEC rules governing the presentation of executive compensation in proxy statements, such amounts do not appear in the “—Summary Compensation Table” and other tables below under “—Executive Compensation Tables and Narratives” as compensation for 2016, because such awards were granted during 2017.

Payout for previously granted performance stock units

The table below shows the 2016 performance result and the payout for the PSUs granted in 2014 and 2015.

Measure ($ in million)	Weight	Minimum Performance for Payment	Performance for Target Payout	Performance for Maximum Payout	Actual Performance, as Reported	Payout as Percentage of Target
Ongoing Business Adjusted Operating Return on Equity	50%	10.2%	12.7%	15.2%	12.3%	92%
Distributable Cash Flow Before Holding Company Expense	50%	$250	$500	$750	$600	120%

Total	100%					106%

Ongoing Business Adjusted Operating Return on Equity is a non-GAAP financial measure. See Exhibit A-Non-GAAP Financial Measures. See Exhibit A-Distributable Cash Flow for a calculation of the distributable cash flow before holding company expenses.

OTHER COMPENSATION PRACTICES AND CONSIDERATIONS

Health and Insurance Plans

Our NEOs are currently eligible to participate in Company-sponsored benefit programs, offered on the same terms and conditions as those made generally available to all full-time and part-time employees. Basic health, life insurance, disability benefits and similar programs are provided to give employees access to healthcare and income protection for themselves and their family members. The NEOs also have access to a supplemental long-term disability programs, facilitated by the Company, generally available to a broad group of highly paid Company employees on an elective basis. The cost of participating in the supplemental disability program is borne entirely by each NEO.

Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans

Our NEOs generally are eligible for the same retirement benefits as full-time and part-time employees under the Company’s broad-based, tax-qualified retirement plans. As described further in the narrative description preceding the table entitled “—Pension Benefits in 2016”, below, the Company sponsors the Voya Retirement Plan (the “Retirement Plan”), a tax-qualified, noncontributory, cash balance formula, defined benefit pension plan for eligible employees. See the narrative below under “Pension Benefits”.

The Company also sponsors the Voya 401(k) Savings Plan (the “401(k) Plan”), a tax-qualified defined contribution plan. Under the 401(k) Plan, the Company will match 100% of a participant’s contribution up to six percent of eligible compensation.

In addition to the tax-qualified retirement benefits described above, the Company also maintains the Voya Supplemental Executive Retirement Plan (the “SERP”) and the Voya 409A Deferred Compensation Savings Plan (the “DCSP”). The SERP and the DCSP permit our NEOs and certain other employees whose participation in our tax-qualified plans is limited due to compensation and contribution limits imposed under the Internal Revenue Code (the “Code”), to receive the benefits on a non-qualified basis that they otherwise would have been eligible to receive under the Retirement Plan and the 401(k) Plan if it were not for the Code’s compensation and contribution limits. For purposes of determining benefits under the SERP and the DCSP, eligible compensation is limited to three times the Code compensation limit, which was $265,000 for 2016.

See the narrative description preceding the table entitled “—Pension Benefits in 2016” for more detail of the Retirement Plan and the SERP. See the narrative description preceding the table entitled “—Nonqualified Deferred Compensation Plans Table for 2016” for more detail of the DCSP.

Perquisites and Other Benefits

During 2016, we provided the NEOs with Company-selected independent advisors to assist them with financial planning, tax and legal issues. In addition, certain of our NEOs have personal use of a company car and driver (principally for commuting purposes), and in certain cases the Company provided travel-related perquisites, including for spousal travel. In addition, our NEOs occasionally have personal use of tickets held by the Company at sporting or entertainment events, at no incremental cost to the Company. See “—All Other Compensation Table for 2016”, below, for additional information concerning perquisites.

Dividend Equivalent Rights

Equity-based awards granted to our employees, including to our NEOs, include dividend equivalent rights. These rights provide for the cash payment, in respect of each RSU granted in respect of deferred annual incentive awards, long-term incentive awards, and Deal Incentive Awards, of an amount equivalent to the dividends paid on our common stock during the period between the grant date and the vesting date of the award. The amount is paid, without interest, only upon vesting of the award.

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, a public company generally may not deduct compensation in excess of $1 million paid to its chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer). Until the expiration of the post-IPO transition period provided by the rules and regulations of the Internal Revenue Code, compensation awarded under a pre-IPO plan or arrangement is generally exempt from the deduction limits of Section 162(m), unless such plan or arrangement is materially amended or certain other events occur.

For compensation that is not otherwise exempt from Section 162(m), amounts paid to the aforementioned officers will only be exempt from the deduction limit to the extent that it complies with the conditions set forth in Section 162(m) and the related Treasury regulations, including that such compensation be based on the satisfaction of performance conditions and be granted under a stockholder-approved plan. The Compensation and Benefits Committee seeks to minimize the impact of Section 162(m), while maintaining overall NEO compensation packages that it deems to be in the interests of the Company. The Company reserves the right to pay compensation that is not exempt from the deduction limit, when it deems such compensation to be in the interests of the Company.

Under Section 162(m)(6) of the Internal Revenue Code, which was introduced as part of the 2010 Affordable Care Act, certain health insurance providers cannot deduct compensation for any employees in excess of $500,000. The Company has determined that it is not subject to Section 162(m)(6) for calendar years 2010 through 2016. The Department of the Treasury issued final regulations under Section 162(m)(6) in 2014. The regulations’ preamble notes that additional guidance could be issued with respect to matters left unaddressed. The Company is continuing to monitor this issue and will determine whether the Section 162(m)(6) limitations will apply in the future if and when any such guidance is provided. To the extent that the Company is subject to any of these limits on deductibility of compensation, the Company reserves the right to approve non-deductible compensation.

Compensation Practices relevant to Prior Years

ING Group Equity Awards in Prior Years

Prior to our IPO, all long-term equity-based awards granted to our NEOs and other U.S. employees were granted in plan shares of ING Group. In addition to pre-IPO grants that were made under the ING Group Long-Term Sustainable Performance Plan (“LSPP”), we previously granted performance shares and options under the ING Group Long-Term Equity Ownership Plan (the “LEO Plan”). Beginning in March 2011, we granted equity-based awards under the LSPP in the form of performance shares and deferred shares. The Company also granted restricted American Depositary Share (“ADS”) units of ING Group and restricted performance units under the ING America Insurance Holdings, Inc. Equity Compensation Plan. Some of the NEOs continue to have outstanding awards under the LEO Plan as set forth in the table entitled “—Outstanding Equity Awards Table at 2016 Year End”.

Capital Requirements Directive (CRD)

Until March 25, 2014 when ING Group no longer owned a majority of our outstanding common stock, we were subject to the European Commission’s CRD. The CRD affects compensation disclosures and practices in financial services companies, which all EU member states are required to implement and enforce. Under CRD as it applied for 2014 compensation, the compensation packages of NEOs were subject to specified parameters, including that (i) variable-to-fixed pay may not exceed certain ratios, and (ii) variable pay must be composed of at least 50% long-term incentives for Identified Staff (other than those in Investment Management) and must be composed of at least 30% long-term incentives for those Identified Staff in Investment Management.

Deal Incentive Awards

Prior to our IPO, we granted certain one-time incentive award opportunities (“Deal Incentive Awards”) to each of the NEOs and to certain other employees to encourage the achievement of ING Group’s and the Company’s goal of successfully executing an initial public offering of the Company’s common stock. The terms and conditions of the Deal Incentive Awards are set forth in award letters or, in the case of Messrs. Martin and Karaoglan, set forth in their respective employment agreement or offer letter. With the exception of the deal incentive awards of Messrs. Martin and Karaoglan, the Deal Incentive Awards were payable in the form of RSUs issued under the Omnibus Plan, one half of which vested during 2013, upon the closing of our IPO and the subsequent expiration of the associated underwriters’ lock-up period applicable to our common stock. The second half of the deal incentive RSUs vested in January 2014.

The Deal Incentive Awards of Mr. Martin and Mr. Karaoglan included a cash payment of $2,000,000 and $666,667, respectively, which became payable upon the completion of our IPO in May 2013, and an equity component consisting of RSUs which vest ratably as ING Group continues to sell its holdings of our common stock. The first such vesting occurred in October 2013 and additional vestings occurred in March, September and November 2014. See the narrative descriptions under “—Employment Agreements” for a description of the material terms of the Deal Incentive Awards.

RELATIONSHIP OF COMPENSATION POLICIES AND PRACTICES TO RISK MANAGEMENT

5.	How do we address risk and governance?

The Company adheres to compensation policies and practices that are designed to support a strong risk management culture. In particular, in 2015, the Compensation and Benefits Committee approved a new Human Resources Risk Policy which outlines the roles and responsibilities of the Compensation and Benefits Committee and management to monitor compensation and benefit risks as well as key talent risks. The Policy is based on the following principles:

•	align compensation programs and decisions with stockholder interests,

•	attract, retain and motivate executive talent to lead the Company to success,

•	establish an appropriate approach to governance that reflects the needs of all stakeholders and includes the Company’s right to clawback compensation in certain circumstances,

•	support a business culture based on the highest ethical standards and

•	manage risk taking by executives by encouraging prudent decision making.

We have reviewed the Company’s compensation programs, policies and practices for employees to ensure that, in design and operation and taking into account all of the risk management processes in place, they do not encourage excessive risk taking. In particular, the following features of our compensation program guard against excessive risk-taking:

•	Determination of incentive awards based on a variety of performance metrics, thus diversifying the risk associated with any single indicator of performance;

•	Long-term compensation awards and vesting periods that encourage a focus on sustained, long-term results;

•	A mix of fixed and variable, annual and long-term, and cash and equity compensation designed to encourage actions that are in our long-term best interest;

•	Maximum discretionary incentive opportunities are capped and remained unchanged from 2015 to 2016; and

•	Our equity plans do not allow re-pricing of stock options and require double trigger vesting for awards upon a change of control.

We have determined that these programs, policies and practices are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION TABLES AND NARRATIVES

Summary Compensation Table

The following table presents the cash and other compensation for our NEOs for 2016, 2015 and 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value(6)	All Other Compensation(7)	Total
Rodney O. Martin, Jr., Chairman and CEO	2016	$1,000,000	$—	$6,399,977	$—	$2,069,000	$37,701	$84,852	$9,591,531
	2015	$1,000,000	$—	$6,400,005	$1,889,321	$1,850,000	$35,248	$69,868	$11,244,442
	2014	$1,000,000	$250,002	$5,010,636	$—	$2,350,000	$35,546	$78,512	$8,724,696
Michael S. Smith , EVP & CFO(8)	2016	$582,576	$350,000	$2,111,159	$—	$881,719	$32,053	$69,717	$4,027,224
	2015	$575,000	$—	$1,727,056	$1,322,168	$677,607	$26,588	$70,338	$4,398,758
	2014	$562,500	$109,998	$788,572	$—	$1,072,000	$35,849	$80,310	$2,649,229
Alain M. Karaoglan, EVP & COO	2016	$733,333	$—	$2,463,985	$—	$1,113,552	$32,740	$68,025	$4,411,635
	2015	$700,000	$—	$2,688,045	$1,417,288	$997,920	$27,576	$70,619	$5,901,448
	2014	$700,000	$—	$2,317,085	$—	$1,667,000	$35,940	$66,392	$4,786,418
Christine Hurtsellers, CEO Investment Management(8)	2016	$466,667	$—	$2,286,207	$—	$2,178,000	$110,603	$61,700	$5,103,177
Charles P. Nelson, CEO Retirement	2016	$700,000	$233,333	$1,917,463	$—	$866,250	$29,630	$88,154	$3,834,830
	2015	$466,667	$200,000	$1,872,826	$1,322,168	$779,625	$16,689	$41,294	$4,699,269
Former Executive Ewout L. Steenbergen, EVP & CFO	2016	$532,671	$—	$3,378,088	$—	$—	$53,322	$123,515	$4,087,595
	2015	$625,000	$—	$1,425,034	$1,417,288	$1,027,496	$23,952	$56,914	$4,575,684
	2014	$612,500	$199,998	$1,615,635	$—	$1,514,000	$31,443	$538,933	$4,512,508

(1)	Amounts in this column represent salary that was actually paid to each NEO during the listed calendar year. Mr. Smith’s 2016 salary is based on his annualized base salary of $575,000 from January 1, 2016 through November 6, 2016 and an annualized base salary of $625,000 from November 7, 2016 and December 31, 2016. Mr. Smith’s 2014 salary is based on his annualized base salary of $500,000 from January 1, 2016 through February 28, 2014 and an annualized base salary of $575,000 from March 1, 2014 and December 31, 2014. Mr. Karaoglan’s 2016 salary is based on his annualized base salary of $700,000 from January 1, 2016 through February 28, 2016 and an annualized base salary of $740,000 from March 1, 2016 and December 31, 2016. Ms. Hurtsellers’ 2016 salary is based on her annualized base salary of $400,000 from January 1, 2016 through August 31, 2016 and an annualized base salary of $600,000 from September 1, 2016 and December 31, 2016. Mr. Nelson’s 2015 annualized base salary of $700,000 is pro-rated from May 1, 2015, his date of hire, through December 31, 2015. Mr. Steenbergen’s 2016 salary equals his base salary of $625,000 from January 1, 2016 through November 7, 2016, his date of termination. Mr. Steenbergen’s 2014 salary is based on an annualized base salary of $550,000 from January 1, 2014 through February 28, 2014 and an annualized base salary of $625,000 from March 1, 2014 through December 31, 2014.
(2)	The amount in this column for Mr. Smith for 2016 reflects a one-time discretionary cash payment in connection with his promotion to EVP and Chief Financial Officer. The amount in this column for Mr. Nelson in 2016 reflects 1/3 of a $700,000 deferred cash award in connection with his offer of employment. The amount in this column for Mr. Nelson in 2015 reflects a one-time sign-on cash award that was paid in connection with his offer of employment. In March 2014, as a result of ING Group’s sale of shares of our common stock, it ceased to be our majority stockholder. Following this, we implemented changes to the compensation arrangements of Messrs. Martin, Smith and Steenbergen, including awarding each of them a one-time additional base salary supplement to reflect increased market competitiveness.
(3)

Amounts in this column include the grant date fair value calculated in accordance with FASB ASC Topic 718 as follows: (i) for 2016, time-vested and performance-vested awards (at target) granted to the NEOs, in each case under the Omnibus Plan, and in each case in respect of 2015 performance; maximum payout (150% of target) for PSUs would result in the following grant date fair values: for Mr. Martin: $8,159,966; for Mr. Smith: $1,926,740; for Mr. Karaoglan: $3,141,584; for Ms. Hurtsellers: $1,421,221; for Mr. Nelson: $2,231,180, (ii) for 2015, time-vested and performance-vested awards (at target) granted to the NEOs, in each case under the Omnibus Plan, and in each case in respect of 2014 performance except for Mr. Nelson who was hired in May 2015; maximum payout (150% of target) for PSUs would result in the following total grant date fair values: for Mr. Martin: $8,160,005; for Mr. Smith: $2,202,023; for Mr. Karaoglan: $3,427,271; and for Mr. Nelson: $1,971,792; (iii) for 2014, time-vested awards granted to the NEOs, in each case under the Omnibus Plan, including a component representing the portion of each NEO’s annual incentive that was subject to automatic deferment, and in each case in respect of 2013 performance. For Mr. Smith and Ms. Hurtsellers, 2016 stock awards include time-based awards granted in November 2016 in connection with their respective promotions; for Ms. Hurtsellers, time-vested awards granted in

March 2016 include a component representing the portion of her annual incentive that was subject to automatic deferment, for prior year performance; for Mr. Nelson, 2016 stock awards also includes a PSU award granted in March 2016 in connection with his offer of employment; maximum payout (150% of target) for PSUs would result in a grant date fair value of $251,245; his 2015 Stock Awards represent two time-vested RSU awards granted in May 2015 and a PSU award granted in September 2015, in each case under the Omnibus Plan, in connection with his offer of employment. For a discussion of the valuation methodology for the PSUs, see Footnote 1 to the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

(4)	Amounts in this column include the grant date fair value calculated in accordance with FASB ASC Topic 718 of performance-vested options granted in 2015 to the NEOs, in each case under the Omnibus Plan.
(5)	Amounts in this column for all NEOs include the cash portion of the annual incentive awarded for prior-year performance. An additional portion of each award made for 2013 performance (and granted in 2014) has been deferred in the form of time-vested RSUs issued under the Omnibus Plan, which vest/have vested between 2016 and 2018. For Ms. Hurtsellers, a portion of awards for 2015 performance (granted in 2016) has been deferred in the form of time-vested RSUs issued under the Omnibus Plan, which vest/have vested between 2017 and 2019.
(6)	Amounts in this column represent the net changes in actuarial present value under the Retirement Plan and the SERP.
(7)	All amounts in this column for 2016 are described in more detail in the table below entitled “—All Other Compensation Table for 2016”. The amount in this column in 2014 for Mr. Steenbergen include a market value payment of $400,000 pursuant to terms of Mr. Steenbergen’s localization in April 2013 and certain amounts payable prior to his localization in accordance with the ING Group International Long-Term Assignment Policy which provided executives on long-term international assignments with additional benefits to ensure they have approximately the same relative spending power in the host country as they would have in their home country. Mr. Steenbergen’s expatriate benefits applied only until April 1, 2013, when Mr. Steenbergen was localized. Upon Mr. Steenbergen’s localization on April 1, 2013, his compensation and benefits were aligned with practices for local U.S. employees.
(8)	Mr. Smith was promoted to EVP and Chief Financial Officer effective November 7, 2016. Ms. Hurtsellers was promoted to CEO Investment Management effective September 1, 2016.

All Other Compensation

The table below presents the breakdown of the All Other Compensation column:

All Other Compensation Table for 2016

Name	401(k) Plan Employer Match(1)	DCSP Employer Match(2)	Financial Tax Services(3)	Gross- Ups(4)	Other(5)	Total
Rodney O. Martin, Jr.	$14,667	$33,033	$16,940	$—	$20,212	$84,852
Michael S. Smith	$15,900	$31,800	$16,940	$—	$5,077	$69,717
Alain M. Karaoglan	$15,667	$32,033	$16,940	$—	$3,385	$68,025
Christine Hurtsellers	$6,333	$41,367	$14,000	$—	$—	$61,700
Charles P. Nelson	$15,667	$32,033	$15,316	$10,686	$14,452	$88,154

Former Executive
Ewout L. Steenbergen	$15,900	$31,800	$14,822	$—	$60,992	$123,515

(1)	See the narrative under “—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans” for a description of the material terms of the 401(k) Plan.
(2)	See the narrative under “—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans” for a description of the material terms of the DCSP.
(3)	Amounts in this column represent the amounts actually paid by the company, on behalf of each NEO, to the company-selected financial advisor in 2016.
(4)	The company provided Mr. Nelson with a tax gross-up of $10,686 with respect to relocation expenses.
(5)	Amounts in this column for Messrs. Martin, Smith and Nelson include incremental expenses to the Company associated with travel perquisites, including for spousal travel to attend sales conferences. Amounts in this column include for Messrs. Martin, Karaoglan and Steenbergen, the incremental expense to the Company associated with the respective NEO’s personal use of a Company car and driver, the amount of which has been calculated based on an allocation of the total cost associated with the car and driver between business and personal usage, based on total miles driven. Personal usage of the car and driver was principally for commuting purposes. Amounts in this column for Mr. Nelson include payments made in relation to the relocation under the Company’s relocation policy. Amounts in this column for Mr. Steenbergen include a payment of $59,097 attributable to accrued paid-time off in compliance with the Company’s policy. In addition, during 2016, several of our NEOs had personal use of tickets held by the Company to sporting and entertainment events, at no incremental expense to the Company.

Grants of Plan-Based Awards

The table below presents individual grants of awards made to each NEO during 2016.

Grants of Plan-Based Awards Table for 2016

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	Estimated Future Payouts Under Option Awards		Grant
Name	Grant Type	Grant Date	Threshold	Target	Maximum	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares	Awards: Number of Shares of Stock	Number of Securities Underlying Options	Exercise Price of Stock Options	Date Fair Value of Stock Awards(1)
Rodney O. Martin, Jr.	Omnibus Plan— Long-Term Incentive RSUs	3/7/2016							91,866			$2,879,999
	Omnibus Plan— Long-Term Incentive PSUs	3/7/2016				56,140	112,280	168,420				$3,519,978
	Annual Incentive Plan			$2,200,000	$4,400,000
Michael S. Smith	Omnibus Plan— Long-Term Incentive RSUs	3/7/2016							21,691			$680,013
	Omnibus Plan— Long-Term Incentive PSUs	3/7/2016				13,256	26,512	39,768				$831,151
	Omnibus Plan— Long-Term Incentive RSUs	11/10/2016							16,769			$599,995
	Annual Incentive Plan			$937,500	$1,875,000
Alain M. Karaoglan	Omnibus Plan— Long-Term Incentive RSUs	3/7/2016							35,368			$1,108,787
	Omnibus Plan— Long-Term Incentive PSUs	3/7/2016				21,614	43,228	64,842				$1,355,198
	Annual Incentive Plan			$1,184,000	$2,368,000
Christine Hurtsellers	Omnibus Plan— Long-Term Incentive RSUs	3/7/2016							10,526			$329,990
	Omnibus Plan— Long-Term Incentive PSUs	3/7/2016				4,306	8,612	12,918				$269,986
	Omnibus Plan— Long-Term Incentive MBD RSUs	3/7/2016							21,890			$686,252
	Omnibus Plan— Long-Term Incentive RSUs	11/10/2016							27,948			$999,979
	Annual Incentive Plan			$1,800,000	$3,600,000
	Notional Award (Deferred from LTI Incentive Award)	3/7/2016		$200,000
Charles P. Nelson	Omnibus Plan— Long-Term Incentive RSUs	3/7/2016							25,119			$787,481
	Omnibus Plan— Long-Term Incentive PSUs	3/7/2016				15,350	30,701	46,051				$962,476
	Omnibus Plan— Long-Term Incentive PSUs	3/7/2016				3,073	6,147	9,220				$167,506
	Annual Incentive Plan			$875,000	$1,750,000

Former Executive
Ewout L. Steenbergen	Omnibus Plan— Long-Term Incentive RSUs	3/7/2016							48,489			$1,520.130
	Omnibus Plan— Long-Term Incentive PSUs	3/7/2016				29,632	59,265	88,897				$1,857,958
	Annual Incentive Plan			$—	$—

(1)	Amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718

Outstanding Equity Awards at Year End

The table below provides information concerning unexercised options and stock-based awards that have not vested for each NEO outstanding as of December 31, 2016.

Outstanding Equity Awards Table at 2016 Year End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Rodney O. Martin, Jr.
							14,121	(2)	$553,826
							5,254	(2)	$206,062
							56,243	(3)	$2,205,850
							11,450	(3)	$449,069
							43,420	(4)	$1,702,932
										53,068	(5)	$2,081,327
			158,900	(6)	$37.60	12/16/2025
							91,866	(7)	$3,602,985
										112,280	(8)	$4,403,622
Michael S. Smith
							7,343	(2)	$287,992
							1,060	(2)	$41,573
							1,027	(9)	$40,279
							8,817	(3)	$345,803
							1,837	(3)	$72,047
							11,717	(4)	$459,541
										14,321	(5)	$561,670
			111,200	(6)	$37.60	12/16/2025
							21,691	(7)	$850,721
										26,512	(8)	$1,039,801
							16,769	(10)	$657,680
Alain M. Karaoglan
							9,555	(2)	$374,747
							2,681	(2)	$105,149
							24,072	(3)	$944,104
							7,232	(3)	$283,639
							18,237	(4)	$715,255
										22,289	(5)	$874,175
			119,200	(6)	$37.60	12/16/2025
							35,368	(7)	$1,387,133
										43,228	(8)	$1,695,402

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Christine Hurtsellers
	3,109	(11)(12)				€24.72	3/22/2017
	3,162	(11)				€16.66	3/13/2018
								2,894	(2)	$113,503
								6,006	(2)	$235,555
								6,855	(3)	$268,853
								9,510	(3)	$372,982
								5,598	(4)	$219,554
								12,043	(4)	$472,326
											4,580	(5)	$179,628
				39,700	(6)	$37.60	12/16/2025
								10,526	(7)	$412,830
								21,890	(7)	$858,526
											8,612	(8)	$337,763
								27,948	(10)	$1,096,121
Charles P. Nelson
								10,929	(13)	$428,635
								23,419	(14)	$918,493
											4,098	(15)	$160,724
				111,200	(6)	$37.60	12/16/2025
								25,119	(7)	$985,167
											30,701	(8)	$1,204,093
											6,147	(15)	$241,085
Former Executive
Ewout L. Steenbergen				—				—			—

(1)	The market value of the Company’s equity awards was determined by multiplying $39.22, the closing price per share of the Company’s common stock, as reported by the NYSE, on December 30, 2016, by the number of units.
(2)	Represents RSUs of Voya Financial, Inc. One half of such shares vested on March 27, 2015, one quarter of such shares vested on March 27, 2016 and one quarter of such shares vested on March 27, 2017.
(3)	Represents RSUs of Voya Financial, Inc. One half of such shares vested on March 7, 2016, one quarter vested on March 7, 2017 and the remaining quarter are scheduled to vest on March 7, 2018.
(4)	Represents RSUs of Voya Financial, Inc. One third of such shares vested on March 6, 2016, one third of such shares vested on March 6, 2017 and the remaining one third are scheduled to vest on March 6, 2018.
(5)	Represents PSUs of Voya Financial, Inc. One third of such shares vested on March 6, 2016, one third of such shares vested on March 6, 2017 and the remaining one third are scheduled to vest on March 6, 2018.
(6)	Represents performance-vested non-qualified stock options of Voya Financial, Inc. granted on December 16, 2015.
(7)	Represents RSUs of Voya Financial, Inc. One third of such shares vested on March 7, 2017 and the remaining two-thirds of such shares are scheduled to vest in equal amounts on March 7, 2018 and March 7, 2019.
(8)	Represents PSUs of Voya Financial, Inc. All of such shares are scheduled to vest on March 7, 2019.
(9)	Represents RSUs of Voya Financial, Inc. One half of such vested on October 30, 2015, and quarter of such vested on October 30, 2016 and the remaining quarter are scheduled to vest on October 30, 2017.
(10)	Represents RSUs of Voya Financial, Inc. All of such shares are scheduled to vest on November 10, 2019.
(11)	Represents non-qualified stock options to acquire ordinary shares of ING Group issued under the LEO Plan.
(12)	Option expired unexercised on March 22, 2017.
(13)	Represents RSUs of Voya Financial, Inc. One third of such units vested on May 1, 2016 and the remaining two-thirds are scheduled to vest in equal amounts on May 1, 2017 and May 1, 2018.
(14)	Represents RSUs of Voya Financial, Inc. The units are scheduled to vest in equal amounts on May 1, 2019 and May 1, 2023.
(15)	Represents PSUs of Voya Financial, Inc. The units are scheduled to vest in full on May 1, 2018.

Option Exercises and Stock Vested in 2016

The following table provides information regarding all of the RSUs, PSUs and deferred shares held by the NEOs that vested during 2016 and options that were exercised by NEOs during 2016. This table includes vesting of both Company equity awards and ING Group equity awards.

Option Exercises and Stock Vested Table for 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Rodney O. Martin, Jr.			28,391	$890,058(1)
			21,709	$680,577(2)
			56,243	$1,763,218(3)
			11,450	$358,958(4)
			14,120	$429,954(5)
			5,253	$159,954(6)
Michael S. Smith			7,661	$240,172(1)
			5,858	$183,648(2)
			8,816	$276,382(3)
			1,837	$57,590(4)
			7,343	$223,594(5)
			1,060	$32,277(6)
			1,027	$31,375(7)
Alain M. Karaoglan			11,924	$373,817(1)
			9,118	$285,849(2)
			24,072	$754,657(3)
			7,231	$226,692(4)
			9,554	$290,919(5)
			2,681	$81,636(6)
Christine Hurtsellers			11,772	$437,918(8)
			2,450	$76,808(1)
			2,798	$87,717(2)
			6,021	$188,758(9)
			6,855	$214,904(3)
			9,510	$298,139(4)
			2,894	$88,122(5)
			6,006	$182,883(6)
Charles P. Nelson			5,464	$178,618(2)
Former Executive
Ewout L. Steenbergen			6,321	$198,163(1)
			4,834	$151,546(2)
			16,704	$523,670(3)
			5,122	$160,575(4)
			3,567	$108,615(5)
			219	$6,669(6)

(1)	Represents vesting of a portion of Voya performance awards granted under the Omnibus Plan during 2015.
(2)	Represents vesting of a portion of Voya restricted awards granted under the Omnibus Plan during 2015.

(3)	Represents vesting of a portion of Voya performance awards granted under the Omnibus Plan during 2014.
(4)	Represents vesting of a portion of Voya restricted awards granted under the Omnibus Plan during 2014.
(5)	Represents vesting of a portion of ING Group RSUs granted under the LSPP during 2013 and converted to Voya RSUs at the time of IPO.
(6)	Represents vesting of a portion of an ING Group deferred share award granted under the LSPP during 2013 in respect of the deferred portion of annual incentive awards and converted to Voya RSUs at the time of IPO.
(7)	Represents vesting of a portion of Voya equity awards granted under the Omnibus Plan during 2013.
(8)	Represents vesting of a portion of ING Group equity awards granted under the AIH Plan during 2013 and converted to Voya RSUs at the time of IPO.
(9)	Represents vesting of a portion of Voya deferred share award granted under the Omnibus Plan during 2014 in respect of the deferred portion of the annual incentive awards.

Pension Benefits

As described above under “—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans,” the Company maintains tax-qualified and nonqualified defined benefit (pension) plans that provide retirement benefits for employees whose length of service allows them to vest in and receive these benefits. During 2016, regular full-time and part-time employees of the Company were covered by the Retirement Plan. Participants in the Retirement Plan whose benefits cannot be paid from the Retirement Plan as a result of IRS compensation or benefit limitations and who are designated by the Company are also eligible to participate in the SERP.

Beginning January 1, 2012, all Voya Financial employees transitioned to a new cash balance pension formula under the Retirement Plan. A similar change to the SERP was also made. The cash balance pension formula credits 4% of eligible compensation to a hypothetical account in the Retirement Plan and the SERP, as applicable, each month. Account balances receive a monthly interest credit based on a 30-year Treasury bond rate published by the IRS in the preceding August of each year (for 2016 that rate was 2.86%). Participants in the Retirement Plan and the SERP prior to January 1, 2012, including Ms. Hurtsellers, transitioned to the new cash balance pension formula during the two-year period ending December 31, 2013. Benefits that accrued during the transition period have been determined based on the prior final average pay pension formula or the new cash balance pension formula, whichever is greater. Pension benefits that accrue after the transition period are solely based on the new cash balance pension formula. The SERP benefit is equal to the difference between (a) the participant’s retirement benefit before taking into account the tax limitations on eligible compensation and other compensation deferrals and (b) the participant’s actual retirement benefit paid from the Retirement Plan. Because they began employment after December 31, 2008, the benefits of Messrs. Martin, Smith, Karaoglan and Nelson will be determined based solely on the new cash balance pension formula.

A participant’s retirement benefits under the Retirement Plan and the SERP vest in full upon completion of three years of vesting service, when the participant reaches age 65 or if the participant dies while in active service with the Company. Participants may begin receiving full retirement benefits at age 65 and may be eligible for reduced benefits if retiring at an earlier age with a minimum of three years of vesting service. As of December 31, 2014, Messrs. Martin and Karaoglan, were each eligible for early retirement under the Retirement Plan. Eligible compensation generally includes base salary, annual incentive award and commissions, if applicable. Cash balance pension benefits under the Retirement Plan are generally payable as a lump-sum but may be paid as a monthly annuity. Cash balance pension benefits under the SERP are payable as a lump sum only. Benefits that accrued under the Retirement Plan and SERP before the cash balance transition period are generally payable in the form of a monthly annuity, though certain benefits under the Retirement Plan may be received as a lump-sum or partial lump-sum payment. Benefits under the SERP may be forfeited at the discretion of the Company if the participant engages in unauthorized competition with the Company, is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company.

The following table presents the accumulated benefits under the Company pension plans in which each NEO participates.

Pension Benefits in 2016

Name	Plan Name	Number Years Credit Service	Present Value of Accumulated Benefit	Payments During 2016
Rodney O. Martin, Jr.	Retirement Plan	5.00	$56,301	$0
	SERP	5.00	$112,308	$0

Michael S. Smith	Retirement Plan	5.00	$48,790	$0
	SERP	5.00	$96,579	$0

Alain M. Karaoglan	Retirement Plan	5.00	$49,690	$0
	SERP	5.00	$99,203	$0

Christine Hurtsellers	Retirement Plan	12.18	$316,439	$0
	SERP	12.18	$711,324	$0

Charles P. Nelson	Retirement Plan	1.67	$19,550	$0
	SERP	1.67	$26,769	$0
Former Executive Ewout L. Steenbergen	Retirement Plan	3.67	$44,673	$0
	SERP	3.67	$85,997	$0

The present value of accumulated benefits under the Retirement Plan and the SERP shown in the “—Pension Benefits in 2016” table is calculated using the same actuarial assumptions used by the Company for GAAP financial reporting purposes, and assuming benefits commence as of age 65 under both plans. Those assumptions are:

•	The discount rate is 4.55%.

•	The post-retirement mortality assumption used annuity payments and to measure liabilities under ASC 175 is based on the RP2014 White Collar Mortality Table (gender specific) with generational projection using Scale MP-2016 after commencement at age 65. No mortality assumed before age 65.

•	The interest crediting rate on cash balance accounts is 3.25%.

Nonqualified Deferred Compensation Plans

The Company maintains the DCSP, a nonqualified deferred compensation plan that allows employees to contribute to deferred compensation accounts amounts above the 401(k) annual limit and provides certain company matching contributions on the deferred amounts.

Voya 409A Deferred Compensation Savings Plan

Eligible employees who meet certain compensation thresholds may elect to participate in the DCSP. Participating employees may elect to defer up to 50% of their salary, up to 50% of their sales-based commission compensation, or up to 100% of their short-term variable compensation (excluding sales-based commissions). In addition, participants may also elect to defer compensation they would have contributed to their 401(k) Plan accounts were it not for the compensation and contribution limits under the Internal Revenue Code (a “spillover deferral” election). The Company provides a 100% matching contribution on spillover deferral amounts to enable company-matched contributions on deferrals that are in excess of the Internal Revenue Code’s 401(k) contribution limits. Compensation eligible for spillover deferral and matching benefits is limited to three times the Internal Revenue Code compensation limit, which was $265,000 for 2016. The aggregate company match under the 401(k) Plan and DCSP for 2016 was limited to $47,700 (6% of $795,000 maximum eligible compensation for 2016).

The table below presents, for each NEO, 2016 information with respect to nonqualified deferred compensation plans.

Nonqualified Deferred Compensation Plans Table for 2016

Name	Executive Contributions in 2016(1)	Registrant Contributions in 2016	Aggregate Earnings in 2016(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 2016 Year End
Rodney O. Martin, Jr.	$487,910	$33,033	$211,731	$—	$1,523,865
Michael S. Smith	$114,994	$31,800	$57,475	$—	$1,049,435
Alain M. Karaoglan	$90,375	$32,033	$24,268	$—	$688,879
Christine Hurtsellers	$99,300	$41,367	$86,902	$—	$1,074,584
Charles P. Nelson	$75,277	$32,033	$9,102	$—	$169,480
Former Executive Ewout L. Steenbergen	$81,256	$31,800	$10,439	$—	$393,746

(1)	Amounts reported in this column that are reported in the “Summary Compensation Table” (for 2016) are: Mr. Martin—$136,410 base salary and bonus $351,500; Mr. Smith—$114,944 base salary; Mr. Karaoglan—$90,375 base salary; Ms. Hurtsellers—$99,300 base salary; Mr. Nelson—$75,277 base salary; Mr. Steenbergen—$81,256 base salary.
(2)	Amounts in this column reflect the interest earned on notional investments, which are elected by the participant. The participant has the ability to change his or her investment election only during open periods.

Employment Agreements

Employment Agreement of Mr. Martin

On December 11, 2014, we entered into an employment agreement (the “Agreement”) with Mr. Martin, our Chief Executive Officer and Chairman of the board of directors, which replaced and superseded Mr. Martin’s Amended and Restated Employment Agreement dated July 25, 2013 (the “Prior Agreement”), other than the provisions in the Prior Agreement that set forth the terms of the previously agreed transaction incentive awards pursuant to which Mr. Martin was entitled to receive shares of Company common stock in connection with the disposition of the Company’s common stock by ING Group. The term of the Agreement is December 11, 2014 to December 31, 2018 and can be extended by an additional year to December 31, 2019 by mutual agreement prior to July 1, 2018. The execution of the Agreement extended the provisions relating to the transaction incentive awards in the Prior Agreement through December 31, 2016.

Under the terms of this Agreement, Mr. Martin receives an annual base salary of an amount not less than $1 million and has the opportunity for certain incentive payments. Mr. Martin is eligible to participate in the Company’s annual incentive compensation program (ICP). Mr. Martin’s target bonus opportunity under the ICP will be equal to 200% of base salary, with any actual award (higher or lower) to be determined by the Compensation and Benefits Committee based on the Company’s actual performance, subject to the terms and conditions of the ICP. Mr. Martin’s target bonus opportunity under the ICP has subsequently been increased to 220% of base salary beginning for 2016 performance.

In addition to his base salary and ICP opportunity, pursuant to the Prior Agreement, Mr. Martin received a Deal Incentive Award in the amount of $6 million upon completion of our IPO, consisting of $2 million in cash and $4 million in Company RSUs, issued under the Omnibus Plan, based on the IPO price. The cash component of the award was paid after the completion of the IPO and the RSUs vested following the additional public offerings of the Company’s common stock by ING Group.

During his employment, Mr. Martin is eligible to receive long-term equity-based incentive awards with a target value equal to $5.5 million per year, with any actual award (higher or lower) to be determined by the Compensation and Benefits Committee based on the Company’s actual performance, subject to the terms and conditions of the applicable long-term incentive plan. The target value of Mr. Martin’s long-term equity-based incentive awards has subsequently been increased to $6.3 million per year, effective beginning for 2016 performance. Mr. Martin is entitled to participate in each of the Company’s employee benefit and welfare plans, including plans providing retirement benefits and medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other senior executives of the Company generally.

The Agreement contains various provisions governing termination under various scenarios:

Termination by the Company for Cause

If the Company terminates Mr. Martin’s employment for Cause, the Company will pay his unpaid salary through the date of termination, any amount due for any accrued but unused paid time off, any expense reimbursements due or other accrued vested cash entitlements and any earned but unpaid award under the ICP for a fiscal year ending before the date of termination (collectively, the “Accrued Compensation”). In addition, the Company will pay any benefits to which Mr. Martin is entitled under any plan, contract or arrangement other than those described in the Agreement (including any unpaid deferred compensation and other cash or in kind compensation accrued by him through the end of his employment) (collectively, the “Other Benefits”).

Cause means a) willful failure to perform substantially under the Agreement, after written demand has been given by the board of directors that specifically identifies how Mr. Martin has not substantially performed his responsibilities, b) engagement in illegal conduct or in gross negligence or willful misconduct, in any case, that is materially and demonstrably injurious to the Company, or c) material breach of non-compete, non-solicitation and other restrictive covenants in the Agreement.

Termination by Mr. Martin not for Good Reason

If Mr. Martin terminates his employment not for Good Reason, the Company will pay Mr. Martin the Accrued Compensation and the Other Benefits.

Good Reason includes a) a reduction in salary or incentive award opportunities or failure to pay compensation or other amounts due under the Agreement, b) failure to nominate Mr. Martin to serve on the Company’s board of directors and maintain Mr. Martin in the positions contemplated by the Agreement, or any material reduction or other materially adverse action related to his authority, responsibilities or duties, c) relocation of his principal office more than 50 miles from the New York City metropolitan area or, d) following a change in control (as defined in the Agreement) only, no longer being Chief Executive Officer and Chairman of a publicly-traded company.

In addition, if Mr. Martin terminates his employment not for Good Reason on or prior to December 31, 2016, during the two-year period immediately following the termination, each outstanding unvested restricted stock unit or performance share unit and any other equity awards (collectively, the “Equity Awards”) granted following December 11, 2014 and held by Mr. Martin will continue to vest and be settled on the scheduled dates set forth in the agreements evidencing such awards. Following such two-year period, any remaining unvested Equity Awards will expire. If Mr. Martin terminates his employment not for Good Reason on or after January 1, 2017, following the termination, each outstanding unvested Equity Award granted following December 11, 2014 and held by Mr. Martin will continue to vest and be settled on the scheduled dates set forth in the agreements evidencing such awards, provided, that the portion of each such award that will vest and be settled on such scheduled date will be equal to the product determined by multiplying (i) the shares that otherwise would have been vested on the original scheduled vesting date by (ii) a fraction the numerator of which is the sum of (x) the number of full and partial months which have elapsed from the grant date of the award to the termination date and (y) 24 months, and the denominator of which is the total number of months during the original vesting period under the award. Any unvested Equity Awards as of the date of termination that would not vest pursuant to the foregoing provisions will expire. The Company’s obligation with respect to the Equity Awards in the event of a termination by Mr. Martin not for Good Reason is conditioned upon Mr. Martin’s execution and delivery, without subsequent revocation, of an agreement releasing the Company and its affiliates from all other liability and his compliance with the non-compete, non-solicitation and other restrictive covenants in the Agreement.

Termination by the Company without Cause or by Mr. Martin for Good Reason

If the Company terminates Mr. Martin’s employment without Cause or if he terminates his employment for Good Reason before a change in control, the Company will pay 1) his Accrued Compensation and the Other Benefits, 2) a pro rata ICP award determined as described in the second paragraph of this “Employment Agreement of Mr. Martin” section, multiplied by a fraction the numerator of which is the number of days of employment before termination and the denominator is 365, 3) a lump-sum severance payment equal to his salary plus his ICP award opportunity, multiplied by two, 4) reimbursement for up to 18 months of group healthcare premiums and 5) any Equity Awards granted after December 11, 2014 will continue to be vested and settled on the scheduled dates set forth in the agreements evidencing such awards.

If the Company terminates Mr. Martin’s employment without Cause or if he terminates his employment for Good Reason within two years following a change in control, Mr. Martin will receive the payments set forth in clauses 1) through 4) described in the immediate prior paragraph, and 5) any Equity Awards granted after December 11, 2014 will continue to be vested and settled on the scheduled dates set forth in the agreements evidencing such awards, provided, however, to the extent such treatment would not cause a violation of Section 409A of the Internal Revenue Code, if the award agreement for any such award provides for any accelerated vesting or settlement, then such provision will apply.

The Company’s obligation to make the payments and benefits specified in the immediate prior two paragraphs in the event of a termination by the Company without Cause or by Mr. Martin for Good Reason is conditioned upon Mr. Martin’s execution and delivery, without subsequent revocation, of an agreement releasing the Company and its affiliates from all other liability and his compliance with the non-compete, non-solicitation and other restrictive covenants in the Agreement, except that payment of the Accrued Compensation and the Other Benefits is not subject to such a condition. If the termination occurs within two years following a change in control, however, the condition on Mr. Martin to deliver the release agreement will only apply if the Company will have also delivered an agreement to Mr. Martin releasing him from all liability (other than the post-employment obligations contemplated in the Agreement).

The Agreement does not affect the terms of Equity Awards granted to Mr. Martin prior to December 11, 2014, which shall continue to be subject to their existing terms.

In the event that an independent accounting firm designated by the Company with Mr. Martin’s written consent determines that any payment to or for Mr. Martin’s benefit made by the Company, any of its affiliates, any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets, or an affiliate of such person (collectively, the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the accounting firm will determine whether such payments will be reduced so that no portion of such payment will be subject to the excise tax. Such reduction will occur if and only to the extent that it would result in Mr. Martin retaining a higher amount, on an after-tax basis (taking into account all applicable taxes), than if he received all of the Total Payments.

Employment Agreement of Mr. Smith

Mr. Smith serves as our Chief Financial Officer. Certain terms and conditions of his employment are set forth in an offer letter dated September 21, 2009. Under the terms of his offer letter, Mr. Smith is entitled to an annual base salary of $400,000, which may be reviewed and adjusted. Mr. Smith is employed at will, and the Company may change the terms of or terminate his employment at any time. Mr. Smith’s base salary has subsequently been increased to $625,000. Mr. Smith is party to a letter agreement pursuant to which he received a Deal Incentive Award of $800,000.

Employment Agreement of Mr. Karaoglan

Mr. Karaoglan serves as the Executive Vice President and Chief Operating Officer of the Company. Certain terms and conditions of his employment are set forth in an offer letter dated April 5, 2011, as amended as of July 25, 2013. Mr. Karaoglan is employed at will, and the Company may change the terms of or terminate his employment at any time.

Under the terms of his offer letter, Mr. Karaoglan received an annual base salary of $650,000 and has the opportunity for certain incentive payments. Mr. Karaoglan is eligible to receive an annual incentive award with a target bonus opportunity of 100% of his base salary with the opportunity to earn up to 200% of his base salary, a certain portion of which is subject to deferral. The offer letter also states that Mr. Karaoglan is eligible to participate in the LSPP, under which he may receive a long-term incentive award of ING Group restricted stock and/or performance shares with a target value of 100% of his salary (following our IPO, awards to employees of the Company are made in the form of Voya Financial, Inc. equity grants pursuant to the Omnibus Plan, rather than the LSPP). Mr. Karaoglan’s base salary has subsequently been increased to $740,000, his target annual incentive award has subsequently been increased to 160% of base salary, and his target long-term incentive award has subsequently been increased to 321% of base salary. In addition to his base salary, annual incentive award opportunity and long-term incentive award opportunity, Mr. Karaoglan received a Deal Incentive Award in the amount of $2 million upon completion of our IPO, consisting of $666,667 in cash and $1,333,333 in RSUs based on the IPO price. The cash component of the award was paid after the completion of the IPO and the RSUs vested following the additional public offerings of the Company’s common stock by ING Group.

Employment Agreement of Ms. Hurtsellers

Ms. Hurtsellers serves as the Chief Executive Officer of Investment Management. Certain terms and conditions of her employment are set forth in an offer letter dated September 24, 2004. Under the terms of her offer letter, Ms. Hurtsellers is entitled to an annual base salary of $190,000, which may be reviewed and adjusted. Ms. Hurtsellers is employed at will, and the Company may change the terms of or terminate her employment at any time. Ms. Hurtsellers’ base salary has subsequently been increased to $600,000.

Employment Agreement of Mr. Nelson

Mr. Nelson serves as the Chief Executive Officer of Retirement. Certain terms and conditions of his employment are set forth in an offer letter dated April 8, 2015. Under the terms of his offer letter, Mr. Nelson is entitled to an annual base salary of $700,000, which may be reviewed and adjusted. Mr. Nelson is eligible to receive an annual incentive award with a target bonus opportunity of 125% of his base salary. The offer letter also states that Mr. Nelson is eligible to receive long-term incentive awards of the Company’s restricted stock and/or performance shares with a target value of 250% of his base salary. In addition, Mr. Nelson received the following one-time awards upon joining the Company: a) $200,000 cash award, b) $700,000 deferred cash award payable in three installments in May 2016, May 2017 and May 2018, c) restricted stock units with an initial grant value of $1.7 million, of which $500,000 will vest four years after the grant date and $500,000 will vest eight years after the grant date, and for the remaining $700,000, 1/3 of which will vest each year starting a year after the grant date, and d) performance stock units with an initial grant value of $700,000 that will vest three years after the date of grant, the number of shares of the Company’s common stock to be delivered will depend on the achievement of certain performance factors and could range from 0% to 150% of the number of performance stock units granted. Mr. Nelson is employed at will, and the Company may change the terms of or terminate his employment at any time.

Potential Payments upon a Termination or Change in Control

On February 22, 2016, we adopted the Voya Financial, Inc. Severance Plan for Senior Managers (the “Severance Plan”), which provides severance benefits for designated senior managers (“Plan Participants”) of the Company and its subsidiaries in the event of specified “Qualified Terminations”, generally involving terminations not for Cause (as such term is defined in the Severance Plan), or, following certain change of control events, voluntary terminations for Good Reason (as such term is defined in the Severance Plan). The provisions of the Severance Plan do not apply to Mr. Martin, whose employment agreement provides for specific severance benefits and contains non-compete, non-solicitation and other restrictive covenants.

Under the Severance Plan, in the event of a Qualified Termination, Plan Participants would be entitled to specified severance benefits, including (i) a lump sum cash payment equal to the Plan Participant’s eligible base salary and target annual cash bonus, multiplied by a specified factor (ranging from one to two (two for NEOs)); (ii) twelve months of continued participation in the Company’s health care plan on the terms and conditions available to active employees, which period of participation shall be considered part of the period of continued coverage required to be offered by the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985; and (iii) a pro-rated annual cash bonus with respect to the period of employment prior to the Qualified Termination (which shall be paid based on actual performance for NEOs).

In consideration for receipt of severance benefits, Plan Participants are required to execute a release of claims in favor of the Company, as well as abide by a set of restrictive covenants, which include (i) non-competition with the Company for a period ranging from six months to one year (one year for NEOs); (ii) non-solicitation of the Company’s employees and agents for a period of one year; (iii) non-solicitation of the Company’s customers and prospective customers for a period of one year; and (iv) certain confidentiality and cooperation provisions.

The provisions of the Severance Plan do not apply to certain employees of the Company or its subsidiaries who have entered into a written employment agreement with the Company providing for specific severance benefits.

Potential Payments upon Termination or Change of Control Table(1)

The following table sets forth, for each NEO, an estimate of potential payments the NEO would have received at, following, or in connection with a termination of employment under the circumstances enumerated below on December 31, 2016.

Name	Termination Trigger	Severance(2)	Annual Incentive(3)	Health & Welfare Continuation	Equity Vesting(4)	Other Benefits(5)	Total
Rodney O. Martin, Jr	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case Prior to Change in Control)	$6,400,000	$2,178,000	$12,514	$15,356,183	$35,000	$23,981,697
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)(6)	$6,400,000	$2,178,000	$12,514	$15,613,601	$35,000	$24,239,115
	Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement or Voluntary Termination Other Than Good Reason	$—	$—	$—	$12,687,314	$—	$12,687,314
	Death and Disability	$—	$2,178,000	$—	$15,205,672	$—	$17,383,672
Michael S. Smith	Involuntary Termination without Cause (Prior to Change in Control)	$2,734,375	$928,125	$9,312	$1,981,771	$35,000	$5,688,583
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)(6)	$3,125,000	$928,125	$9,312	$4,554,076	$35,000	$8,651,513
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$—	$—	$—
	Death and Disability	$—	$—	$—	$4,357,107	$—	$4,357,107
Alain M. Karaoglan	Involuntary Termination without Cause (Prior to Change in Control)	$3,367,000	$1,172,160	$8,343	$3,556,024	$35,000	$8,138,527
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)(6)	$3,848,000	$1,172,160	$8,343	$6,598,907	$35,000	$11,662,410
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$—	$—	$—
	Death and Disability	$—	$—	$—	$6,379,604	$—	$6,379,604
Christine Hurtsellers	Involuntary Termination without Cause (Prior to Change in Control)	$4,200,000	$1,782,000	$11,948	$2,838,626	$35,000	$8,867,573
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)(6)	$4,800,000	$1,782,000	$11,948	$4,638,229	$35,000	$11,267,177
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$—	$—	$—
	Death and Disability	$—	$—	$—	$4,567,640	$—	$4,567,640

Name	Termination Trigger	Severance(2)	Annual Incentive(3)	Health & Welfare Continuation	Equity Vesting(4)	Other Benefits(5)	Total
Charles P. Nelson	Involuntary Termination without Cause (Prior to Change in Control)	$2,756,250	$866,250	$9,368	$1,509,029	$35,000	$5,175,897
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)(6)	$3,150,000	$866,250	$9,368	$4,161,680	$35,000	$8,222,298
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$—	$—	$—
	Death and Disability	$—	$—	$—	$3,967,103	$—	$3,967,103

(1)	All amounts assume that the triggering event took place on December 31, 2016, the price per share of Voya common stock was $39.22, and the price per share of ING Group was $13.37. As of December 31, 2016, Mr. Martin was the only NEO eligible for retirement. There are no change in control provisions that would affect the level of benefits payable from the pension plans.
(2)	Under the terms of his employment agreement, Mr. Martin would receive a lump sum cash severance payment. Under the terms of the Voya Financial, Inc. Severance Plan and subject to each executive’s execution of a release, the Company would make lump sum cash severance payments to Mr. Smith, Mr. Karaoglan, Ms. Hurtsellers and Mr. Nelson.
(3)	Annual Incentive amount equals target award multiplied by Company performance factor of 99% for 2016.
(4)	Treatment and valuation of previously granted equity upon termination or change in control would be in accordance with the terms and conditions of individual equity award agreements.
(5)	All NEOs are eligible for the Company’s executive outplacement program which provides a benefit for up to 12 months post-termination at a fixed cost to the company of $35,000 per executive.
(6)	Performance-vested stock options granted under the 2014 Omnibus Plan remain exercisable for up to 1 year after a change in control.

REPORT OF OUR COMPENSATION AND BENEFITS COMMITTEE

Our Compensation and Benefits Committee reviewed the Compensation Discussion and Analysis (CD&A), as prepared by the management of Voya Financial, Inc., and discussed the CD&A with the management of Voya Financial, Inc. Based on the Compensation and Benefits Committee’s review and discussions, the Committee recommended to the board that the CD&A be included in this proxy statement.

Compensation and Benefits Committee:

J. Barry Griswell (Chair)

Jane P. Chwick

Ruth Ann M. Gillis

Frederick S. Hubbell

Joseph V. Tripodi

NON-EMPLOYEE DIRECTOR COMPENSATION

The Nominating and Governance Committee reviews, with the assistance of Pay Governance, the compensation of our non-employee directors annually and recommends changes to the Board, when it deems appropriate. Our compensation program for our directors is guided by its alignment with long-term shareholder interests and the following elements demonstrate that alignment:

➢	Hold-through-retirement requirement: non-employee directors must hold all RSUs granted to them during their entire tenure until they retire

➢	Equity ownership requirement: our non-employee directors are required to own Voya stock in an amount that is five times the annual board cash fees by the later of March 2020 or the fifth anniversary from the director’s initial election or appointment to the board

➢	Restrictions on hedging and pledging: directors are not permitted to hedge or pledge our securities

➢	Emphasis on equity compensation: a large portion of the annual director compensation is the annual grant of RSUs

Each of our non-employee directors currently receives the following compensation for their service on our board of directors and its committees. For service periods of less than one year, amounts are prorated.

Element of Compensation	Annual Compensation Amount
Annual Cash Fee	$105,000 cash payment
Annual Equity Grant	$115,000, in the form of time-vested RSUs
Committee Membership Fees	$10,000 cash payment, per committee, for all committee members, excluding committee chairs
Committee Chair Fees	$25,000 cash payment (Audit Committee) $20,000 cash payment (Compensation and Benefits Committee) $15,000 cash payment (all other committees)
Lead Director Fee	$25,000 cash payment

Director Summary Compensation Table

The chart below indicates the elements and total value of cash compensation and of RSUs granted to each non-employee director for services performed in 2016. Pursuant to SEC rules, this table includes equity awards granted during 2016, and excludes equity awards granted in 2017 in respect of 2016 service. Cash amounts, however, reflect amounts paid in respect of 2016 service, even if paid during 2017.

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)		Total
Lynne Biggar	$135,000	$114,972	$19,407		$269,379
Jane P. Chwick	$140,000	$114,972	$—	(4)	$254,971
Ruth Ann M. Gillis	$125,000	$114,972	$25,000		$264,971
J. Barry Griswell	$155,000	$114,972	$25,000		$294,972
Frederick S. Hubbell	$165,000	$114,972	$25,000		$304,972
Byron H. Pollitt, Jr.	$125,000	$114,972	$25,000		$264,971
Joseph V. Tripodi	$135,000	$114,972	$25,000		$274,971
Deborah C. Wright	$130,000	$114,972	$22,500		$267,471
David Zwiener	$150,000	$114,972	$25,000		$289,972

(1)	Certain directors elected to defer the cash portion of their Director Fees for 2016 under the Director Compensation Deferral Plan adopted in 2015 which is described below.

(2)	Represents the grant date fair value of the award based on the fair market value of a share of Company common stock on the date of grant.
(3)	Consists of matching charitable contributions.
(4)	Matching payments were not made to charitable contributions.

Director Compensation Deferral Plan

In 2015, we adopted a deferred cash fee plan pursuant to which non-employee directors may elect to defer all or a portion of their cash director fees either into a cash account or into an account in the form of our common stock and receive amounts deferred upon the earlier of the in-service distribution date designated by the director and the date on which the director first ceases to be a director of the Company. Directors may elect to receive their distributions either in a single lump sum or in quarterly or annual installments over a period of five or ten years.

Director Equity Awards

The following table sets forth outstanding equity awards held by each non-employee director as of December 31, 2016. All director equity awards are in the form of RSUs and settle in shares of our common stock only after the director’s service on the board of directors has come to an end. For RSUs granted in 2013 and 2014, 50% of the RSUs vest on the second anniversary of the grant date, and 25% on each of the third and fourth such anniversaries. For RSUs granted in 2015 and 2016, 1/3 of the RSUs vest on each of the first, second and third anniversaries of the grant date.

Director	Number of RSUs Outstanding
Lynne Biggar	7,046
Jane P. Chwick	8,333
Ruth Ann M. Gillis	4,877
J. Barry Griswell	12,357
Frederick S. Hubbell	12,357
Byron H. Pollitt, Jr.	4,877
Joseph V. Tripodi	5,737
Deborah C. Wright	8,333
David Zwiener	12,357

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no interlocking relationships between any member of our Compensation and Benefits Committee and any of our executive officers that require disclosure under the applicable rules promulgated under the federal securities laws.

Part III:  Audit-Related Matters

Agenda Item 3:	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the board of directors is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm, which is retained to audit the Company’s financial statements.

•	The Audit Committee is responsible for determining and approving the audit fees paid to Ernst & Young LLP. Further, our Audit Committee approves in advance all services rendered by Ernst & Young LLP to us and our consolidated subsidiaries, either on an individual basis or pursuant to our pre-approval policy. These services include audit, audit-related services (including attestation reports, employee benefit plan audits, accounting and technical assistance, and risk and control services) and tax services.

•	In order to assure continuing auditor independence, the Audit Committee periodically evaluates the qualifications, performance, and independence of the Company’s independent registered public accounting firm before determining to renew its engagement. Further, in connection with the rotation of our independent registered public accounting firm’s lead engagement partner mandated by the rules of the SEC and the U.S. Public Company Accounting Oversight Board (PCAOB), our Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner. In particular, our Audit Committee considered the following factors in evaluating Ernst & Young LLP and its lead engagement partner:

➢	Knowledge, technical skills of the firm, the lead engagement partner and the audit team, including local engagement teams;

➢	Communication with management and the Audit Committee regarding: a) the audit plan and the engagement team, b) potential and emerging issues and risks, c) consultations with the national practice office, if any, d) internal control matters, e) required communications and f) rotation plan for the lead engagement partner;

➢	Responsiveness/services related to the Company’s business requirements such as quality and timeliness, responsiveness to changes in business and/or risks, assignment of appropriate resources to meet transaction timeliness and competitiveness of fees/value for services rendered; and

➢	Demonstration of independence, objectivity and professional skepticism by maintaining respectful but questioning approach, demonstrating independence in fact and in appearance, dealing with issues in a forthright manner and communicating potential independence issues with the Company and the Audit Committee, if any.

In addition, the Audit Committee reviews and approves our policy on external auditor independence. The policy sets forth appointment, independence and responsibilities of the external auditor, as well as permitted services and the procedure for pre-approval of services.

Based on the foregoing, the members of our Audit Committee and our board believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of our firm and its stockholders.

In light of this, our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2017. We are asking stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, although such ratification is not a legal requirement of, or condition to, such appointment. If our stockholders do not ratify the appointment, our Audit Committee will reconsider its retention of Ernst & Young LLP, but will not necessarily revoke their appointment as the Company’s independent registered public accounting firm. Similarly, even if ratified by our stockholders, our Audit Committee may determine to appoint a different firm at any time during the year if it determines that such a change would be in the interests of our Company and its stockholders.

A representative of Ernst & Young LLP is expected to participate in our Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Accordingly, the following resolution will be presented at our Annual Meeting:

RESOLVED, that the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the purposes of the audit of the Company’s financial statements for the year ending December 31, 2017, is hereby APPROVED.

Board Recommendation:  Our board of directors unanimously recommends that the stockholders vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

MEMBERSHIP OF OUR AUDIT COMMITTEE

The Audit Committee of our board of directors consists of David Zwiener, who serves as chairman, Lynne Biggar, J. Barry Griswell, Frederick S. Hubbell, and Byron H. Pollitt, Jr., each of whom is an independent director. Our board of directors has determined that each member of our Audit Committee is financially literate, as such term is defined under the rules of the NYSE, and that, in addition to other members, Mr. Zwiener qualifies as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K of the SEC.

REPORT OF OUR AUDIT COMMITTEE

Responsibility for the preparation, presentation and integrity of the Company’s financial statements, for its accounting policies and procedures, and for the establishment and effectiveness of internal controls and procedures lies with the Company’s management. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual financial statements and of its internal control over financial reporting in accordance with the standards of the PCAOB, and for expressing an opinion as to the conformity of the Company’s financial statements with generally accepted accounting principles and the effectiveness of its internal control over financial reporting. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters it deems appropriate.

In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with each of management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the PCAOB. The Audit Committee has received the written disclosures from the independent registered public accounting firm in accordance with the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee approves in advance all audit and any non-audit services rendered by Ernst & Young LLP to us and our consolidated subsidiaries.

Based on the reports and discussions discussed above, the Audit Committee recommended to the board of directors that the audited financial statements of the Company for the year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Additional information about the Audit Committee and its responsibilities may be found beginning on page 12 of this proxy statement and the Audit Committee Charter is available on the Company’s website in the Investor Relations section.

Audit Committee:

David Zwiener, Chairman

Lynne Biggar

J. Barry Griswell

Frederick S. Hubbell

Byron H. Pollitt, Jr.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table provides information about fees payable by us to Ernst & Young LLP for each of 2016 and 2015.

	2016 fees (in millions)	2015 fees (in millions)
Audit fees	$15.2	$16.2
Audit-related fees(1)	$1.6	$1.5
Tax fees(2)	$0.8	$0.5
All other fees	$0	$0

(1)	Includes the audit of the financial statements of employee benefit plans, service organization control reports, and accounting consultations.
(2)	Includes tax compliance services provided to the Company and to consolidated investment funds, and routine tax advisory services.

All services were approved by the Audit Committee. The charter of our Audit Committee provides that the Audit Committee pre-approves all audit and any non-audit services rendered to us by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy pursuant to which certain categories of engagements have been pre-approved without specific prior identification to the Audit Committee.

Part IV: Certain Relationships and Related Party Transactions

RELATED PARTY TRANSACTION APPROVAL POLICY

Our board of directors has adopted a written related party transaction approval policy pursuant to which the Nominating and Governance Committee of our board of directors reviews and approves or takes such other action as it may deem appropriate with respect to the following transactions:

•	a transaction in which we or one or more of our subsidiaries is a participant and which involves an amount exceeding $120,000 and in which any of our directors, executive officers, or 5% stockholders or any other “related person” as defined in Item 404 of Regulation S-K (“Item 404”), has or will have a direct or indirect material interest; and

•	any other transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404.

The policy provides that an investment by a director or executive officer in a fund or other investment vehicle sponsored or managed by the Company or by one or more of its subsidiaries shall not be deemed to be a related party transaction if:

•	such investment is made pursuant to the Company’s 401(k) plan, Deferred Compensation Savings Plan or any other similar type of Company-sponsored employee or director plan; or

•	such investment is made on terms and conditions that are (i) in all material respects not more favorable to such director or executive officer than are available to investors that are not employed by or affiliated with the Company or any of its subsidiaries or (ii) subject to certain exceptions, are consistent in all material respects with those offered to one or more classes of employees of the Company or any of its subsidiaries who are not executive officers of the Company.

Certain of our directors and executive officers may from time to time invest their personal funds in funds or other investment vehicles that we or one or more of our subsidiaries manage or sponsor. These investments are made on substantially similar terms and conditions as other similarly-situated investors in these funds or investment vehicles who are not employed or affiliated with the Company or any of its subsidiaries. In addition, from time to time our directors and executive officers may engage in transactions in the ordinary course of business involving other services and products we offer, such as insurance and retirement services, on terms similar to those extended to customers that are not employed or affiliated with the Company or any of its subsidiaries.

This policy sets forth factors to be considered by the Nominating and Governance Committee in determining whether to approve any such transaction, including the nature of our and our subsidiaries’ involvement in the transaction, whether we or our subsidiaries have demonstrable business reasons to enter into the transaction, whether the transaction would impair the independence of a director and whether the proposed transaction involves any potential reputational or other risk issues.

To simplify the administration of the approval process under this policy, the Nominating and Governance Committee may, where appropriate, establish guidelines for certain types of related party transactions or designate certain types of such transactions that will be deemed pre-approved. This policy also provides that the following transactions are deemed pre-approved:

•	decisions on compensation or benefits or the hiring or retention of our or any of our subsidiaries’ directors or executive officers, if approved by the applicable board committee;

•	the indemnification and advancement of expenses pursuant to our amended and restated certificate of incorporation, by-laws or an indemnification agreement; and

•	transactions where the related person’s interest or benefit arises solely from such person’s ownership of our securities and holders of such securities receive the same benefit on a pro rata basis.

A director on the Nominating and Governance Committee who has an interest in a related party transaction being considered by the Nominating and Governance Committee will not participate in the consideration of that transaction unless requested by the chairperson of the Nominating and Governance Committee.

BENEFICIAL OWNERSHIP OF CERTAIN HOLDERS

The following table presents information as of April 1, 2017 regarding the beneficial ownership of our common stock by:

•	all persons known by us to own beneficially more than 5% of our common stock;

•	each of our named executive officers and directors as of such date; and

•	all current executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner presented in the table below is c/o Voya Financial, Inc., 230 Park Avenue, New York, New York 10169.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owners	Number of Shares	Percentage of Class
The Vanguard Group(1)	15,808,129	8.12%
100 Vanguard Blvd. Malvern, PA 19355
Pzena Investment Management, LLC(2)	13,917,354	7.15%
320 Park Avenue, 8th Floor New York, NY 10022
Franklin Mutual Advisers, LLC(3)	11,394,973	5.9%
101 John F. Kennedy Parkway Short Hills, NJ 07078
BlackRock, Inc.(4)	10,445,496	5.4%
55 East 52nd Street New York, NY 10055
Named executive officers and directors (15 persons)
Rodney O. Martin, Jr.(5)	209,852	*
Michael S. Smith	64,142	*
Alain M. Karaoglan	35,536	*
Christine Hurtsellers	0	*
Charles P. Nelson	8,567	*
Ewout L. Steenbergen(6)	5,097	*
Lynne Biggar(7)	3,453	*
Jane P. Chwick(7)	4,418	*
Ruth Ann M. Gillis(7)	3,964	*
J. Barry Griswell(7)	8,120	*
Frederick S. Hubbell(7)	15,784	*
Byron Pollitt, Jr. (7)	3,964	*
Joseph V. Tripodi(7)	4,537	*
Deborah C. Wright(7)	4,418	*
David Zwiener(7)	13,220	*
All current executive officers and directors (20 persons)	449,749	*

*	Less than 1%

(1)	Based on information as of December 31, 2016 contained in a Schedule 13G/A filed with the SEC on February 13, 2017 by The Vanguard Group. The Schedule 13G/A indicates that The Vanguard Group has sole voting power with respect to 167,250 of these shares, shared voting power with respect to 35,864 of these shares, sole dispositive power with respect to 15,613,677 of these shares and shared dispositive power with respect to 194,452 of these shares.
(2)	Based on information as of December 31, 2016 contained in a Schedule 13G filed with the SEC on February 3, 2017 by Pzena Investment Management, LLC. The Schedule 13G indicates that Pzena Investment Management, LLC has sole voting power with respect to 6,367,910 of these shares, and sole dispositive power with respect to 13,917,354 of these shares.
(3)	Based on information as of December 31, 2016 contained in a Schedule 13G filed with the SEC on February 7, 2017 by Franklin Mutual Advisers, LLC. The Schedule 13G indicates that Franklin Mutual Advisers, LLC has sole voting power with respect to 11,394,973 of these shares and sole dispositive power with respect to 11,394,973 shares.
(4)	Based on information as of December 31, 2016 contained in a Schedule 13G filed with the SEC on January 30, 2017 by BlackRock, Inc. The Schedule 13G indicates that BlackRock, Inc. has sole voting power with respect to 9,041,426 of these shares and sole dispositive power with respect to all 10,445,496 shares.
(5)	Includes 100,000 shares held by the Rodney O. Martin Jr. 2006 Irrevocable Insurance Trust, an estate planning trust for the benefit of certain members of Mr. Martin’s family.
(6)	Mr. Steenbergen served as the Company’s Chief Financial Officer until November 6, 2016. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Steenbergen with the SEC prior to November 6, 2016.
(7)	Includes vested RSUs awarded as compensation. See “Part II: Compensation Matters—Non-Employee Director Compensation—Director Equity Awards.”

Part V:  Other Information

Frequently asked questions about our Annual Meeting

When and where is our Annual Meeting?

We will hold our Annual Meeting on Thursday, May 25, 2017, at 11:00 a.m., Eastern Daylight Time. The Annual Meeting will be conducted entirely over an internet website, at the following address: www.virtualshareholdermeeting.com/VOYA2017, thus facilitating maximum participation by our stockholders.

Who can participate in our Annual Meeting?

You are entitled to participate in our Annual Meeting if you were a stockholder of record of Voya Financial, Inc. as of the close of business on March 27, 2017, which we refer to in this proxy statement as the “Record Date”, or if you hold a valid proxy for the Annual Meeting. You may attend the Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/VOYA2017 and using your 16-digit control number to enter the meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you must request a legal proxy from your broker or nominee to participate and vote at the Annual Meeting.

Why did I receive this proxy statement?

The board of directors is soliciting proxies to be voted at the Annual Meeting. Under the NYSE rules, the stock exchange on which our common stock is listed, we are required to solicit proxies from our stockholders in connection with any meeting of our stockholders, including the Annual Meeting. Under the rules of the SEC, when our board asks you for your proxy, it must provide you with a proxy statement and certain other materials (including an annual report to stockholders), containing certain required information. These materials will be first made available, sent or given to stockholders on April 7, 2017.

What is included in our proxy materials?

Our proxy materials include:

•	This proxy statement;

•	A notice of our 2017 Annual Meeting of Stockholders (which is attached to this proxy statement); and

•	Our Annual Report to Stockholders for 2016.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a proxy card or voting instruction form. If you received or accessed these materials through the Internet, your proxy card or voting instruction form are available to be filled out and executed electronically.

Why didn’t I receive a paper copy of these materials?

SEC rules allow companies to deliver a notice of Internet availability of proxy materials to stockholders and provide Internet access to those proxy materials, in lieu of providing paper materials. Stockholders may obtain paper copies of the proxy materials free of charge by following the instructions provided in the notice of Internet availability of proxy materials.

What is “householding?”

We send stockholders of record at the same address one copy of the proxy materials unless we receive instructions from a stockholder requesting receipt of separate copies of these materials.

If you share the same address as multiple stockholders and would like the Company to send only one copy of future proxy materials, please contact Computershare Trust Company, N.A. at 118 Fernwood Avenue, Edison, NJ 08837. You can also contact Computershare to receive individual copies of all documents. You may also contact the Corporate Secretary at Voya Financial, Inc., 230 Park Avenue, New York, New York 10169, Attention: Law Department, Office of the Corporate Secretary or at 212-309-8200.

What is a proxy?

It is your legal designation of another person to vote the stock you own. The other person is called a proxy. When you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. The Company has designated four of the Company’s officers to act as proxies at the Annual Meeting.

Who can vote by proxy at the Annual Meeting?

Persons who held stock as of the close of business on the Record Date, March 27, 2017, can vote their stock at the annual meeting, either by participating in the online meeting or by executing (manually, telephonically, or electronically) a proxy card or voting instruction form.

What will stockholders vote on at the Annual Meeting?

At the Annual Meeting, our stockholders will be asked to cast votes on the following items of business:

•	The election of the ten Directors who make up our board of directors;

•	An advisory vote on the approval of executive compensation; and

•	A vote to ratify the appointment of Ernst & Young LLP as the Company’s auditors for 2017.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline in our by-laws for stockholder director nominations and other proposals has passed. However, if any other matter should properly come before the meeting, the officers we have designated to act as proxies will vote the stock for which they have received a valid proxy according to their best judgment.

How many votes do I have?

You will have one vote for every share of common stock of Voya Financial, Inc. that you owned at the close of business on the Record Date, March 27, 2017.

What constitutes a quorum for the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. On the Record Date, there were 190,135,432 shares of common stock outstanding. A quorum must be present before any action can be taken at the Annual Meeting, except an action to adjourn the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of common stock held in “street name”?

•	Stockholder of Record: If your shares of common stock are registered directly in your name with our transfer agent, Computershare, you are considered a “stockholder of record” of those shares.

•	Shares Held in “Street Name”: If your shares of common stock are held in an account at a brokerage firm, bank, broker-dealer or other similar organization (which we refer to in this proxy statement as a “financial intermediary”), then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the financial intermediary holding your account and, as a beneficial owner, you have the right to direct your financial intermediary as to how to vote the shares held in your account.

How do I vote?

The manner in which you cast your vote depends on whether you are a stockholder of record or you are a beneficial owner of shares held in “street name”. In order to vote your shares, you may vote:

	If you are a stockholder of record	If you hold your shares in “street name”

By Internet–Advance Voting:	www.proxyvote.com	www.proxyvote.com

By Internet at our Annual Meeting:	www.virtualshareholdermeeting.com/VOYA2017	www.virtualshareholdermeeting.com/VOYA2017

By Telephone:	1-800-690-6903	1-800-690-6903
By Mail:	Return a properly executed and dated proxy card in the pre-paid envelope we have provided.	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your financial intermediary makes available.

To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

How do I revoke my proxy?

If you hold your shares in street name, you must follow the instructions of your broker or bank to revoke your voting instructions. Otherwise, you can revoke your proxy by executing a new proxy or by voting at the meeting.

How do I vote my shares held in the Company’s 401(k) plans?

The trustee of the plans will vote your shares in accordance with the directions you provide by voting on the voting instruction card or the instructions in the email message that notified you of the availability of the proxy materials. If your proxy is not returned or is returned unsigned, the trustee will vote your shares in the same proportion as are all the shares held by the respective plan that are allocated to the participants of such plan for which voting instructions have been received.

How will my shares be voted if I do not give specific voting instructions?

The voting of shares for which a proxy has been executed, dated and delivered, but for which no specific voting instructions have been provided, depends on whether the shares are held by a stockholder of record or are held beneficially in “street name”, and if shares are held in “street name”, on the financial intermediary through which beneficial ownership is held.

•

Stockholder of Record: If you are a stockholder of record and you indicate that you wish to vote as recommended by our board or if you sign, date and return a proxy card but do not give specific voting instructions, then your shares will be voted in the manner recommended by our board on all matters presented in this proxy statement, and the proxy holders may vote in their discretion with respect to any other matters properly presented for a vote at our Annual Meeting. While our board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if that occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Nominating and Governance Committee and nominated by our board.

•	Beneficial Owners of Shares Held in “Street Name”: If you are a beneficial owner of shares and your brokerage firm, bank, broker-dealer or other similar organization does not receive voting instructions from you, the manner in which your shares may be voted differs, depending on the specific resolution being voted upon.
¡	Ratification of Auditors. For the resolution to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, NYSE rules provide that brokers that have not received voting instructions from their customers at least ten days before the meeting date may vote their customers’ shares in the brokers’ discretion. This is called broker-discretionary voting. The foregoing rule does not apply, however, if your broker is an affiliate of our Company. In such a case, NYSE policy specifies that, in the absence of your specific voting instructions, your shares may be voted only in the same proportion as are the other shares voted with respect to the resolution.
¡	All other matters. All other resolutions to be presented at our Annual Meeting are considered “non-discretionary matters” under NYSE rules, and your brokerage firm, bank, broker-dealer or other similar organization may not vote your shares without voting instructions from you. Therefore, you must provide voting instructions in order for your vote to be counted.

What vote is required for adoption or approval of each matter to be voted on?

The chart below sets forth each item of business that we expect to be put before our stockholders at the Annual Meeting, and for each such item: the voting options available, the vote required to adopt or approve, the voting recommendation of our board, the effect of abstaining from the vote, whether such item is a “discretionary matter” for which brokers may cast discretionary votes, and the effect of broker non-votes.

Proposal	Voting Options	Vote Required	Directors’ Recommendation	Effect of Abstentions	Broker Discretionary Votes Allowed?	Effect of Broker Non-Votes
Election of Directors	You may vote FOR, AGAINST, or ABSTAIN for each nominee for director.	For each nominee, election requires a number of FOR votes that represents a majority of the votes cast FOR or AGAINST each nominee for director.	FOR all Director Nominees. Unless a contrary choice is specified, proxies solicited by our board will be voted FOR the election of our director nominees.	Abstentions are not counted as a vote cast and will therefore have no effect on the vote.	No	No effect
Advisory Vote to Approve Executive Compensation	You may vote FOR, AGAINST, or ABSTAIN on the resolution to approve the executive compensation of our NEOs.	Approval requires a number of FOR votes that represents a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the matter.	FOR the resolution. Unless a contrary choice is specified, proxies solicited by our board will be voted FOR the resolution.	Abstentions will have the same effect as a vote AGAINST the resolution.	No	No effect
Ratification of Appointment of Independent Registered Public Accounting Firm	You may vote FOR, AGAINST, or ABSTAIN on the resolution to ratify the appointment.	Approval requires a number of FOR votes that represents a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the matter.	FOR the ratification of the appointment. Unless a contrary choice is specified, proxies solicited by our board will be voted FOR the ratification of the appointment.	Abstentions will have the same effect as a vote AGAINST the resolution.	Yes	N/A

Who counts the votes?

Votes will be counted by Computershare Trust Company, N.A.

How will the results of the votes taken at our Annual Meeting be reported?

We expect to announce the preliminary voting results at the Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be filed with the SEC, and will be available at www.sec.gov and on our website at www.voya.com.

How do I inspect the list of stockholders of record?

A list of the stockholders as of the Record Date of March 27, 2017 will be available for inspection during ordinary business hours at our headquarters at 230 Park Avenue, New York, New York 10169, from May 15, 2017 to May 25, 2017. This list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/VOYA2017.

How do I submit a stockholder proposal for the 2018 Annual Meeting?

Stockholders who wish to present proposals pursuant to SEC Rule 14a-8 for inclusion in the proxy materials to be distributed by us in connection with our 2018 Annual Meeting of Stockholders must submit their proposals to the Law Department, Office of the Corporate Secretary, at Voya Financial, Inc., 230 Park Avenue, New York, NY 10169. Proposals must be received on or before December 8, 2017, unless our 2018 Annual Meeting of Stockholders is held more than 30 days before or after the anniversary date of the 2017 Annual Meeting, in which case proposals must be received a reasonable time before we begin to print and send proxy materials for the 2018 Annual Meeting of Stockholders. Submitting a proposal does not guarantee its inclusion, which is governed by SEC rules and other applicable limitations.

In accordance with our by-laws, for a matter not included in our proxy materials to be properly brought before the 2018 Annual Meeting of Stockholders, a notice of the matter that the stockholder wishes to present must be delivered to the Law Department, Office of the Corporate Secretary, at Voya Financial, Inc., 230 Park Avenue, New York, NY 10169, not less than 90 nor more than 120 days prior to the first anniversary of the 2017 Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 25, 2018 and no later than February 24, 2018. If, however, our 2018 Annual Meeting of Stockholders is held before the date that is 30 days before the anniversary date of the 2017 Annual Meeting, or after the date that is 60 days after the anniversary date of the 2017 Annual Meeting, then our by-laws provide that the deadline for such a notice will be the later of the close of business on (i) the date that is 90 days before the date of our 2018 Annual Meeting of Stockholders and (ii) the tenth day following the date on which the date of our 2018 Annual Meeting of Stockholders is first publicly announced or disclosed.

Who pays the expenses of this proxy solicitation?

Expenses for the preparation of these proxy materials and the solicitation of proxies for our Annual Meeting are paid by the Company. In addition to the solicitation of proxies over the Internet or by mail, certain of our directors, officers or employees may solicit proxies in person, by telephone, or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. The Company has retained MacKenzie Partners, Inc. as proxy solicitor for a fee of $20,000 plus the reimbursement of any out of pocket expenses. We will reimburse brokers, including our affiliated brokers, and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

Where can I receive more information about the Company?

We file reports and other information with the SEC. This information is available on the Company’s website at www.voya.com and at the Internet site maintained by the SEC at www.sec.gov. You may also contact the SEC at 1-800-SEC-0330. The charters of our Audit, Compensation and Benefits, Nominating and Governance, Finance and Technology, Innovation and Operations Committees, the Company’s Corporate Governance Guidelines, and the Corporate Code of Business Conduct and Ethics are also available on the Company’s investor relations website, investors.voya.com.

Communications with our Board

Any person who wishes to communicate with any of our directors, our Lead Director, our committee chairs or with our independent directors as a group should address communications to the board of directors or the particular director or directors, as the case may be, and mailed to Voya Financial, Inc., 230 Park Avenue, New York, NY 10169, Attention: Law Department, Office of the Corporate Secretary or sent by electronic mail to VoyaBoard@voya.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of reports filed by our directors, executive officers and 10% stockholder during 2016, and on written representations such reporting persons have provided to us, we believe that all filing requirements under Section 16(a) of the Exchange Act applicable to our directors, executive officers and 10% stockholders were complied with during 2016 except for late filings of a Form 4 on behalf of Mr. Nelson relating to twenty-one acquisitions totaling 695 stock units pursuant to the Company’s deferred savings plan and a Form 4 on behalf of Ms. Ferrara relating to seven acquisitions totaling 44 stock units pursuant to the Company’s deferred savings plan.

Code of Ethics and Conduct

Our board of directors has adopted a code of ethics and a code of conduct as such terms are used in Item 406 of Regulation S-K and the NYSE listing rules. A copy of our Code of Business Conduct and Ethics is available from our investor relations website at investors.voya.com. The Company intends to satisfy any disclosure requirement under Item 5.05 of Form 8-K with respect to its code of ethics through a notice posted at investors.voya.com.

Exhibit A

Non-GAAP Financial Measures

In this proxy statement, we present Ongoing Business Adjusted Operating Earnings Before Income Taxes and Ongoing Business Adjusted Operating Return on Equity, each of which is a non-GAAP financial measure.

Ongoing Business Adjusted Operating Earnings Before Income Taxes

Ongoing Business Adjusted Operating Earnings consists of aggregate operating earnings before income taxes for each segment of our business constituting our Ongoing Business (Retirement, Annuities, Investment Management, Individual Life and Employee Benefits), in each case adjusted as described below. Ongoing Business Adjusted Operating Earnings Before Income Taxes does not replace net income (loss) as a measure of our results of operations.

We use operating earnings before income taxes, which consists of operating revenues minus operating benefits and expenses, to evaluate segment performance. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•	Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;
•	Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. All other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;
•	Income (loss) related to business exited through reinsurance or divestment;
•	Income (loss) attributable to noncontrolling interests;
•	Income (loss) related to early extinguishment of debt;
•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;
•	Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and
•	Other items, including restructuring expenses (severance, lease write-offs, etc.), integration expenses related to our acquisition of CitiStreet and certain third-party expenses and deal incentives related to the divestment of Voya Financial by ING Group.

To calculate adjusted operating earnings before income taxes, we exclude from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) a gain, in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the Company, and (3) losses recognized as a result of a decision to dispose of low income housing tax credit partnerships. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The gain from the Lehman Brothers bankruptcy settlement and loss from the disposition of low-income housing tax credit partnerships affected the run-rate level of investment income and we believe that this effect is not reflective of our ongoing performance.

We report Ongoing Business adjusted operating earnings before income taxes because we believe this measure is a useful indicator of the business performance for our Ongoing Business segments, excluding the effect of our Closed Block segments.

Our Closed Block Variable Annuity (CBVA) segment is managed to focus on protecting regulatory and rating agency capital rather than GAAP earnings and, therefore, we do not include its results of operations within operating earnings before income taxes. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the portions attributable to our CBVA segment.

The most directly comparable GAAP measure to Ongoing Business adjusted operating earnings before income taxes, is income (loss) before income taxes. For a reconciliation, see the table below.

Ongoing Business Adjusted Operating Return on Equity (ROE) and Return on Capital (ROC)

We report Ongoing Business adjusted operating ROE and adjusted operating ROC because we believe these measures are useful indicators of how effectively we use capital resources allocated to our Ongoing Business. The most directly comparable GAAP measure to adjusted operating ROE and adjusted operating ROC is return on equity. For a reconciliation of these non-GAAP measures to return on equity, see the tables below.

Voya Financial

Calculation and Reconciliation of Return on Equity and Return on Capital

($ in millions, unless otherwise indicated)	Year ended December 31, 2016	Year ended December 31, 2015
GAAP Return on Equity
Net income (loss) available to Voya Financial, Inc.’s common shareholders	$(428.0)	$408.3

Voya Financial, Inc. shareholders’ equity: end of period	$12,994	$13,436
Voya Financial, Inc. shareholders’ equity: average for period	$14,555	$15,019

GAAP Return on Equity	(2.9)%	2.7%

Ongoing Business Adjusted Operating Return on Capital and Adjusted Operating Return on Equity

Ongoing Business adjusted operating earnings before income taxes	$1,227.9	$1,281.8

Income taxes on adjusted operating earnings(1)	(393.0)	(410.3)

Ongoing Business adjusted operating earnings after income taxes	834.9	871.5
Interest expense after-tax(2)	(75.1)	(82.1)

Ongoing Business adjusted operating earnings after income taxes and interest expense	$759.8	$789.4

End of period capital for Ongoing Business	7,878	8,377
Average capital for Ongoing Business	8,215	8,697
Average debt (based on 25% debt-to-capital ratio)	(2,054)	(2,175)

Average equity for Ongoing Business	$6,161	$6,522

Adjusted Operating Return on Capital for Ongoing Business	10.2%	10.0%
Adjusted Operating Return on Equity for Ongoing Business(2)	12.3%	12.1%

(1)	Assumes a 32% tax rate on operating earnings as “after tax”.
(2)	Assumes debt-to capital ratio of approximately 25% and the actual weighted average pre-tax interest rate for all period presented.

Voya Financial

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss)

($ in millions)	Year ended December 31, 2016	Year ended December 31, 2015
Net income (loss)	$(398.7)	$538.6
Less: Net income (loss) attributable to noncontrolling interest	29.3	130.3

Net income (loss) available to Voya Financial, Inc.’s common shareholders	(428.0)	408.3
Less: Adjustments to operating earnings
Closed Block Variable Annuity	(955.0)	(173.3)
Net investment gains (losses) and related charges and adjustments	(140.9)	(83.3)
Other adjustments	(324.1)	(266.7)

Total adjustments to operating earnings, before tax effect	(1,420.0)	(523.3)
Income taxes on adjustments to operating earnings(1)	497.0	183.2

Total adjustments to operating earnings, after tax(1)	(923.0)	(340.1)
Less: Difference between actual tax (expense) benefits and assumed tax rate	(33.6)	83.7

Operating earnings, after tax(1)	528.6	664.7
Less: Income taxes(1)	(248.7)	(312.8)

Total operating earnings before income taxes	777.3	977.5
Less: Corporate	(349.4)	(236.8)

Operating earnings before income taxes for ongoing business	1,126.7	1,214.3
Less: DAC/VOBA and other intangibles unblocking(2)	(121.6)	(67.5)
Less: Lehman bankruptcy/LIHTC loss, net of DAC	20.4	—

Ongoing Business adjusted operating earnings before income taxes	$1,227.9	$1,281.8

Voya Financial

Reconciliation of End of Period Capital for Ongoing Business to Shareholders’ Equity

($ in millions)	As of December 31, 2016	As of December 31, 2015
Voya Financial, Inc. shareholders’ equity: end of period	$12,994	$13,436
Less: AOCI	2,022	1,425

Voya Financial, Inc. shareholders’ equity excluding AOCI end of period	10,972	12,011
Long-Term Debt	3,550	3,460

End of Period Capital	14,522	15,471
Less: Closed Block Variable Annuity, Corporate, and Other Closed Blocks	6,644	7,094

End of Period Capital for Ongoing Business	$7,878	$8,377

(1)	Assumes a 32% tax rate on operating earnings and all components of operating earnings described as “after tax”. A 35% tax rate is applied to all non-operating items. The 32% tax rate for operating earnings and components reflects the estimated benefit of the dividend received deduction related to Ongoing Business.
(2)	DAC/VOBA and other intangibles unlocking excludes unlocking on net investment income from Lehman Recovery/LIHTC.

Distributable Cash Flow

In this proxy statement, we present distributable cash flow as a performance measure upon which compensation decisions are subject to.

Distributable Cash Flow is the sum of the following amounts:

•	The change (positive or negative) during the period in “excess capital over 425% RBC”, where “excess capital over 425% RBC” is calculated as:

–	Combined statutory Total Adjusted Capital of the Applicable Insurance Subsidiaries, where “Applicable Insurance Subsidiaries” means the Company’s insurance subsidiaries that (i) are direct subsidiaries of Voya Financial, Inc. or Voya Holdings Inc. and (ii) prepare financial statements on a statutory accounting basis; MINUS

–	4.25 times the combined Company Action Level Risk-Based Capital for the Applicable Insurance Subsidiaries.

Plus

•	The change (positive or negative) during the period of the cash balance held at the holding company, where “holding company” means Voya Financial, Inc. and Voya Holdings Inc. consolidated together but excluding any other subsidiary, and “cash balance” means cash, cash equivalents, and other general working capital investments (as defined for balance sheet purposes)

Excluded from Distributable Cash Flow is the effect of the following items during the period:

–	payments of principal, interest, or premium made on financial debt or hybrid instruments issued by Voya Financial, Inc., Voya Holdings Inc. or their subsidiaries (including option premiums payable on contingent instruments and similar amounts), and payments on interest rate swap contracts used to hedge interest payable on such debt or hybrid instruments;

–	proceeds received from the issuance of financial debt or holding company equity securities, including warrants;

–	dividends paid on equity capital of the holding company;

–	net amounts used for acquisitions;

–	impacts of any changes in RBC instructions;

–	amounts used to redeem or repurchase holding company equity securities, including warrants; and,

–	amounts borrowed from or repaid to subsidiaries pursuant to intercompany loans.

Voya Financial

Calculation of Distributable Cash Flow

($ in millions, unless otherwise indicated)	Year ended December 31, 2016
Change in Excess Capital over 425% RBC
Change in Total Adjusted Capital	$(93)
Less Change in 425% Risk-Based Capital	$172

Change in Excess Capital over 425% RBC	$79
Change in Holding Company Cash	$(135)

Total Before Exclusions	$(56)
Payments of principal, interest, or premium made on financial debt or hybrid instruments	$1,015
Proceeds received from issuance of financial debt or holding company equity securities, including warrants	$(798)
Dividends paid on equity capital of the holding company	$8
Net amounts used for acquisitions	$—
Impacts of any changes in RBC instructions	$9
Amounts used to redeem or repurchase holding company equity securities, including warrants	$691
Amounts borrowed from or repaid to subsidiaries pursuant to intercompany loans	$(67)

Subtotal of Exclusions	$858

Total Distributable Cash Flow	$802
Management Discretionary Adjustment	$(202)

Adjusted Total Distributable Cash Flow	$600

Voya Financial
230 Park Avenue
New York, NY 10169
voya.com

VOYA FINANCIAL

VOYA FINANCIAL, INC. 230 PARK AVENUE NEW YORK, NY 10169 VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/VOYA2017 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E19694-P88429 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. VOYA FINANCIAL, INC. The Board of Directors recommends a vote FOR all nominees and FOR Items 2 and 3. 1. Election of Directors Nominees: 1a. Lynne Biggar 1b. Jane P. Chwick 1c. Ruth Ann M. Gillis 1d. J. Barry Griswell 1e. Frederick S. Hubbell 1f. Rodney O. Martin, Jr. 1g. Byron H. Pollitt, Jr. 1h. Joseph V. Tripodi For Against Abstain For address changes and/or comments, please check this box and write them on the back where indicated. 1i. Deborah C. Wright 1j. David Zwiener 2. Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers, as disclosed and discussed in the Proxy Statement 3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017 All shares will be voted as instructed above. In the absence of instructions, all shares will be voted with respect to registered stockholders that return a signed proxy card, FOR all nominees listed in Item 1, FOR Items 2 and 3. With respect to participants in the Voya 401(k) Savings Plan or the Voya 401(k) Plan for VRIAC Agents (the “Plans”), in the absence of instructions, the Trustee will vote your shares in the same proportion as all the shares held by the respective plan that are allocated to the participants of such plan for which voting instructions have been received. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.2

VOYA FINANCIAL, INC. 2017 ANNUAL MEETING OF STOCKHOLDERS May 25, 2017 11:00 am, Eastern Daylight Time www.virtualshareholdermeeting.com/VOYA2017 WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting are available through 11:59 PM Eastern Daylight Time on May 24, 2017. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E19695-P88429 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS VOYA FINANCIAL, INC. SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints Rodney O. Martin, Jr., Alain M. Karaoglan, Michael S. Smith and Patricia J. Walsh, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of Voya Financial, Inc. held of record by the undersigned as of March 27, 2017, at the 2017 Annual Meeting of Stockholders to be held on May 25, 2017, beginning at 11:00 am, Eastern Daylight Time, at www.virtualshareholdermeeting.com/VOYA2017, and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment. If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1, FOR Items 2 and 3. This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of Voya Financial, Inc. written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting. If the undersigned is a participant in the Voya 401(k) Savings Plan or the Voya 401(k) Plan for VRIAC Agents (the “Plans”), then the undersigned hereby directs Voya Institutional Trust as Trustee of the Plans to vote all the shares of Voya Financial common stock credited to the undersigned’s account as indicated on the reverse side at the meeting and at any adjournment(s) thereof. If your proxy is not returned or is returned unsigned, the Trustee will vote your shares in the same proportion as all the shares held by the respective plan that are allocated to the participants of such plan for which voting instructions have been received. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side V.1.2